UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant To Section 14(A) of the Securities
Exchange Act of 1934 (Amendment No. __)

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

ZVUE CORPORATION
(Name of Registrant as Specified in Its Charter)

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612 Howard Street
Suite 600
San Francisco, CA 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 31, 2008

To the Stockholders of ZVUE Corporation:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the “Annual Meeting”) of ZVUE Corporation will be held at our principal executive offices located at 612 Howard Street, Suite 600, San Francisco, CA 94105, on Wednesday, December 31, 2008 at 2:00 p.m. local time, for the following purposes:

1.	To elect seven (7) directors to our Board of Directors for a one year term;

2.	To ratify the appointment by the Audit Committee of Salberg & Company, P.A. as our independent registered public accounting firm for the year ending December 31, 2008;

3.
To approve an amendment to our 2007 Incentive Stock Plan that increases the total number of shares of common stock that may be granted pursuant to awards under such 2007 Plan from 3,500,000 to 8,500,000;

4.	To approve the adoption of the ZVUE Corporation 2008 Incentive Stock Plan, pursuant to which awards may be granted with respect to 6,000,000 shares of our common stock;

5-11
To consider and vote upon proposals to amend our Certificate of Incorporation to effect, alternatively, as determined by the Board of Directors in its discretion, one of seven different reverse stock splits;

12.	To approve an amendment to our Certificate of Incorporation to increase the number of shares of our common stock that we are authorized to issue from 75,000,000 to 200,000,000;

13.
To approve the potential issuance of shares of our common stock to Eric’s Universe, Inc. (f/k/a eBaum’s World, Inc.), an affiliate of the President and Vice President of our subsidiary, eBaum's World, Inc., pursuant to Amendment No. 1 to the Asset Purchase Agreement between us and Eric’s Universe; and

14.
To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment thereof. We are currently unaware of any additional business to be presented at the Annual Meeting.

The Board of Directors has fixed the close of business on November 10, 2008 as the record date for the Annual Meeting. Only stockholders of record of our common stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE THAT IS PROVIDED, OR SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET, TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

By Order of the Board of Directors

Ulysses S. Curry
CHAIRMAN & INTERIM CHIEF EXECUTIVE OFFICER
________ __, 2008

TABLE OF CONTENTS

Page

PROXY STATEMENT	1

ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 31, 2008	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	4
DIRECTORS AND EXECUTIVE OFFICERS	6
ELECTION OF DIRECTORS (Proposal 1)	9
EXECUTIVE COMPENSATION	15
RELATED PARTY TRANSACTIONS	21
RATIFICATION OF APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (Proposal 2)	23
AMENDMENT OF THE 2007 INCENTIVE STOCK PLAN (Proposal 3)	25
APPROVAL OF THE 2008 INCENTIVE STOCK PLAN (Proposal 4)	26
PROPOSALS TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK (Proposals 5, 6, 7, 8, 9, 10 and 11)	31
PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	38
(Proposal 12)	38
APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK TO ERIC’S UNIVERSE, INC. (F/K/A EBAUM’S WORLD, INC.), PURSUANT TO AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT BETWEEN THE COMPANY AND ERIC’S UNIVERSE	40
(Proposal 13)	40
OTHER MATTERS	46

APPENDIX A: ZVUE CORPORATION NOMINATING COMMITTEE CHARTER	49

APPENDIX B: ZVUE CORPORATION AUDIT COMMITTEE CHARTER	51

APPENDIX C: ZVUE CORPORATION COMPENSATION COMMITTEE CHARTER	55

APPENDIX D: ZVUE CORPORATION 2008 INCENTIVE STOCK PLAN	58

APPENDIX E: ZVUE CORPORATION CERTIFICATE OF AMENDMENT	68

APPENDIX F: ZVUE CORPORATION CERTIFICATE OF AMENDMENT	70

i

ZVUE CORPORATION

612 Howard Street
Suite 600
San Francisco, CA 94105
Telephone: (415) 495-6470
Fax: (415) 495-7708

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS ON DECEMBER 31, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and proxy card are furnished to stockholders of ZVUE Corporation, a Delaware corporation (the “Company”), in connection with the solicitation by order of the Board of Directors of the Company of proxies for use at the annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, December 31, 2008 at the Company’s principal executive offices located at 612 Howard Street, Suite 600, San Francisco, CA 94105 at 2:00 p.m. local time, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials and the accompanying Annual Report on Form 10-KSB for the year ending December 31, 2007, are being mailed to stockholders of the Company entitled to vote at the Annual Meeting on or about December 1, 2008.

Purposes of Meeting

As indicated in the Notice of Annual Meeting of the Stockholders, the Annual Meeting has been called to (i) elect seven (7) directors to the Board of Directors for a one year term, (ii) ratify the Audit Committee’s appointment of Salberg & Company, P.A. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008, (iii) amend the Company’s 2007 Incentive Stock Plan to increase the total number of shares of common stock that may be granted pursuant to awards thereunder from 3.5 million to 8.5 million, (iv) to adopt the ZVUE Corporation 2008 Incentive Stock Plan, pursuant to which awards may be granted with respect to 6 million shares of common stock, (v) approve several amendments to the Company’s Certificate of Incorporation which would effectuate reverse stock splits at a ratio of one for two, one for four, one for eight, one for ten, one for twelve and one for fifteen, one for twenty respectively, (vi) to authorize the increase of the Company’s authorized common stock from 75 million to 200 million shares, (vii) approve the potential issuance of shares of common stock to Eric’s Universe, Inc. (f/k/a eBaum’s World, Inc.), an affiliate of the President and Vice President of the Company’s subsidiary, eBaum’s World, Inc., pursuant to Amendment No. 1 to the Asset Purchase Agreement between us and Eric’s Universe, dated as of July 20, 2008, and (viii) consider and act upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

Voting Rights and Outstanding Shares

Only stockholders of record at the close of business on November 10, 2008 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. The voting securities of the Company issued and outstanding on the Record Date consisted of ________________ shares (as of October 24, 2008 there were 41,999,088 shares issued and outstanding) (the “Shares”) of common stock, par value $0.0001 per share (the "Common Stock"), entitling the holders thereof to one vote per Share. There was no other class of voting securities of the Company outstanding on such date. The presence at the Annual Meeting in person or by proxy of a majority of the votes of Shares entitled to vote is required for a quorum.

Approval of the proposal for the election of directors (Proposal 1) requires the affirmative vote of a plurality of the votes present at the Annual Meeting. Approval of the amendments to the Company’s Certificate of Incorporation (Proposals 5, 6, 7, 8, 9, 10, 11 and 12) require the affirmative vote of stockholders holding a majority of the outstanding shares of the Company’s common stock. Approval for each of the other proposals being submitted to the stockholders (Proposals 2, 3, 4, 13 and 14) requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of Shares entitled to vote on such proposals.

Broker “non-votes” and the Shares as to which a stockholder abstains are included for purposes of determining whether a quorum of Shares is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Neither broker “non-votes” nor abstentions are included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in the tabulations of votes for Proposals 1, 2, 3, 4, 13 and 14. On the other hand, since Proposals 5, 6, 7, 8, 9, 10, 11 and 12 require the affirmative vote of a majority of the outstanding shares of Common Stock, abstentions and broker non-votes will have the same effect as votes against such proposals.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by persons appointed by our Board of Directors to act as Inspectors of Election for the Annual Meeting, as provided by the Company’s By-laws. The Inspectors of Election will count the total number of votes cast for approval of each proposal for purposes of determining whether sufficient affirmative votes have been cast.

Revocability of Proxies

All proxies delivered pursuant to this solicitation may be revoked by the person executing the same at any time prior to the time they are voted. A proxy may be revoked by notice in writing received at the office of the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke the proxy. If not revoked, the Shares represented thereby will be voted at the Annual Meeting or at any adjournment thereof. All proxies will be voted in accordance with the instructions specified thereon. If no specification is indicated on the proxy, the Shares represented thereby will be voted (i) FOR the election of the persons nominated as Directors and (ii) FOR ratification of the appointment of Salberg & Company, P.A. as the Company’s independent registered public accounting firm for the year ending December 31, 2008, (iii) FOR the amendment of the 2007 Stock Incentive Plan (iv) FOR the adoption the 2008 Incentive Stock Plan, (v) FOR the authorization of the several reverse stock splits of the Company’s common stock, (vi) FOR the increase in the number of shares of common stock that the Company is authorized to issue, (vii) FOR the issuance of shares of the Company’s common stock to Eric’s Universe pursuant to Amendment No. 1 to the Asset Purchase Agreement, and (ix) at the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting.

Expenses of Solicitation

All expenses in connection with the solicitation of proxies will be borne by the Company. The Company expects that the solicitation will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone, facsimile, e-mail or in person, without additional compensation. The Company will, upon request, reimburse brokerage houses and persons holding Shares in the names of their nominees for their reasonable expenses in sending proxy material to their principals.

Stockholder Proposals to be Presented at Next Annual Meeting of Stockholders

Any proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2009 annual meeting of stockholders or to be properly brought before such meeting of stockholders must be received by the Company no later than August 3, 2009. Such proposals must comply with the Company’s By-Laws and the requirements of Regulation 14A of the Exchange Act. Nothing in this paragraph shall be deemed as an undertaking by the Company to include in its proxy statement and form of proxy relating to the 2009 annual meeting of stockholders and stockholder proposals may be omitted from such proxy statement and form of proxy statement pursuant to applicable law. To be properly submitted, the proposal must be received at the Company’s principal executive offices, 612 Howard Street, Suite 600, San Francisco, California 94105, Attn: Secretary.

In addition, Rule 14a-4 of the Exchange Act governs the use of discretionary proxy voting authority with respect to a stockholder proposal that is not addressed in this proxy statement. With respect to the Company’s next annual meeting of stockholders, if the Company is not provided notice of a stockholder proposal prior to September 17, 2009, the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

If the Board changes the date of next year’s annual meeting by more than 30 days, then the Board will, in a timely manner, inform the stockholders of such a change and the effect of such a change on the deadlines given above by including a notice under Item 5 in the Company’s earliest possible quarterly report on Form 10-Q, or if that is impracticable, then by any means reasonably calculated to inform the stockholders.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may employ the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement and the accompanying Annual Report may have been sent to multiple stockholders residing at the same household. If you would to obtain an additional copy of this Proxy Statement and the accompanying Annual Report, please contact us at ZVUE Corporation, 612 Howard Street, Suite 600, San Francisco, California 94105, Attn: Secretary, telephone (415) 495-6470. If you want to receive separate copies of the Company’s proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning ownership of the Company's Shares, as of October 24, 2008, by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Shares, (ii) each director and nominee for election as a director, (iii) each of the Named Executive Officers listed in the Summary Compensation Table below and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that each stockholder has sole voting power and sole dispositive power with respect to the Shares beneficially owned by him.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Owner (2)		Percent of Class (2)

Carl Page	5,001,882	(3)	11.9%
Y.A. Global Investments, L.P.	4,195,709	(4)	9.99%
Eric Bauman	2,065,286	(5)	4.9%
Jeff Oscodar (6)	898,942	(7)	2.1%
William Bush (8)	253,547	(9)	*
William Keating	243,953	(10)	*
Timothy Keating (11)	191,712		*
Thomas Hillman (12)	133,330	(13)	*
Ulysses S. Curry	25,000	(14)	*
John Durham	35,000	(15)	*
Mart Bailey	50,000	(15)	*
Mark Mansfield	50,000	(15)	*
Jason Lyons	50,000	(15)	*
All directors and executive officers as a group (7 persons)	5,455,835		13.0%

* Less than 1%

(1)	Unless otherwise indicated the address for each of the stockholders is c/o ZVUE Corporation, 612 Howard Street, Suite 600, San Francisco, California 94105.

(2)
The applicable percentage of ownership for each beneficial owner is based on 41,999,088 shares of Common Stock outstanding as of the October 24, 2008. In calculating the number of Shares beneficially owned by a stockholder and the percentage of ownership of that stockholder, shares of Common Stock issuable upon the exercise of options, warrants or the conversion of other securities held by that stockholder that are exercisable within 60 days, are deemed outstanding for. These Shares, however, are not deemed outstanding for computing the percentage ownership of any other stockholder.

(3)
Includes 820,905 shares issuable upon exercise of options and warrants to purchase shares of our common stock that are currently exercisable or will become exercisable within 60 days within 60 days of October 24, 2008.

(4)
The reporting entity, YA Global Investments, L.P. (“YA Global”) is the owner of 1,986,717 shares of Common Stock and has the following Warrants to purchase common stock which it obtained through a Stock Purchase Agreement dated October 31, 2007; (i) 3,026,316 shares exercisable at $1.90 and (ii) 2,751,196 shares exercisable at $2.09 shares. The number of shares takes into account the 3,511,328 shares of Common Stock and 684,381 Warrant Shares. The remaining Warrant shares are not included in the calculation of the amount of outstanding shares owned by YA Global because the Warrants prohibit YA Global from converting any of its Warrants if at the time YA Global is entitled to exercise any Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by YA Global and its affiliates to exceed 9.99% of the outstanding shares of the Common Stock following such exercise..

(5)	Based on a Schedule 13G filed by Mr. Bauman with the SEC on November 30, 2007, as amended on February 15, 2008

(6)	Although Mr. Oscodar is no longer an officer or director of the Company, he served as the Company’s Chief Executive Officer and a member of the Company’s Board of Directors throughout fiscal 2007.

(7)	Includes 708,942 shares issuable upon exercise of options to purchase shares of our common stock that are currently exercisable or will become exercisable within 60 days after October 24, 2008.

(8)
Includes 23,333 shares issuable upon exercise of options to purchase shares of our common stock that are currently exercisable or will become exercisable within 60 days. Includes 137,931 restricted shares that vest over three years, 22,989 of which are vested or vest within 60 days after October 24, 2008.

(9)	Although Mr. Bush is no longer an officer of the Company, he served as the Company’s Chief Financial Officer during fiscal 2007, until his resignation on December 19, 2007.

(10)	Includes 42,241 Shares issuable upon exercise of options exercisable within 60 days of October 24, 2008.

(11)	Although Mr. Keating is no longer an officer of the Company, he served as the Company’s Chief Operating Officer during fiscal 2007.

(12)	Although Mr. Hillman is no longer an officer of the Company, he served as the Company’s Interim Chief Financial Officer during fiscal 2007.

(13)	Includes 14,000 Shares issuable upon exercise of options exercisable within 60 days of October 24, 2008.

(14)	Includes 25,000 shares issuable upon exercise of options exercisable within 60 days of October 24, 2008.

(15)	Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of October 24, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers, directors and persons who own more than 10% of the Company’s outstanding common stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company, none of the Company’s directors, officers or beneficial owners of more than 10% of its common stock failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act during the year ended December 31, 2007.

DIRECTORS AND EXECUTIVE OFFICERS

The directors and executive officers of the Company are as follows:

Name	Age	Position

Ulysses S. Curry	52	Chairman of the Board of Directors & Interim Chief Executive Officer

Carl Page	44	Director and Chief Technical Officer

William Keating	51	Director

John Durham	56	Director

Mark Mansfield	49	Director

Jason Lyons	39	Director

Mart Bailey	43	Director

Ulysses S. Curry Jr., Chairman and Interim Chief Executive Officer. Mr. Curry has over twenty five years of corporate lending and financing experience as a credit officer and analyst with several US banks and financial services companies, including Bank of America, Citicorp, Xerox Credit Corporation, and ITT Capital. He has completed institutional financings in alternative energy projects, medical devices, health care, technology, and commercial real estate investments to development stage, emerging growth, and middle market companies. From January 2008, Mr. Curry has been President of Cogent Advisors, Inc., a financial consulting firm. Prior thereto, from June 2004 to December 2007, Mr. Curry was a principal of U.S. Curry & Associates, a financial consulting firm and, from April 2003 to June 2004, an associate with Ascendiant Capital, an investment bank. Prior to that, Mr. Curry had been the Chief Financial Officer of Accuray Incorporated (NASDAQ:ARAY), a medical device company which was privately held during his tenure. Mr. Curry holds a MBA from the University of Wisconsin - Madison, and a BA degree from Bishop College, Dallas, Texas.

Carl Page, Director, Chief Technology Officer. Mr. Page has been with the Company since it was formed in February 2003, has been a director since June 2004 and currently serves as the Company’s Chief Technology Officer. In February 1998, Mr. Page co-founded eGroups, Inc., which was acquired by Yahoo! in 2000 and is now known as Yahoo! Groups, one of the largest Internet community services. Prior to joining the Company, Mr. Page concentrated on making investments in technology companies.

William Keating, Director. Mr. Keating has been a member of the Company’s Board of Directors since October 2004. Since 2005, Mr. Keating has been a private management consultant focused on the clean technology industry advising clients with regard to business strategy and capital raising. In 2004, he was the Chief Executive Officer of Xtend Networks, a division of Vyyo, Inc., a provider of cable television multimedia service router bandwidth solutions.. Mr. Keating is a founding member of Nekei, a venture catalyst consulting company formed in 2002, and is a 25-year veteran of the technology industry. A number of recent business ventures for which Mr. Keating helped to arrange funding have either gone public or been successfully acquired. These include Moxi Digital (sold to Paul Allen in 2002) and WebTV (sold to Microsoft in 1997). In addition, from 1997 to 2000, Mr. Keating was General Manager at Microsoft TV, a division of Microsoft that provided broadband middleware for worldwide cable, telco and satellite television. From 1993 to 1996, Mr. Keating was Senior Vice President at General Magic, a leading supplier of PDAs and intelligent online services. From 1991 to 1992, Mr. Keating was Vice President and General Manager at Rational Software, a leading supplier of software development tools. From 1985 to 1991, he was Director of Technology Marketing at Sun Microsystems, a leading supplier of workstations, servers and enterprise software platforms. Mr. Keating resigned as Chairman of the Board in September 2008.

John Durham, Director. Mr. Durham joined our board of directors in September 2008 and has over 20 years of marketing and sales experience specializing in digital media. From July 2007, he has served as Managing General Partner of Catalyst—a strategy firm for digital start-ups and early funding companies. From June 2006 through July 2007 he was the President of Jumpstart Automotive Media an advertising rep firm based in San Francisco. From July 2003 though March 2006, Mr. Durham served as the Executive Vice President, Business Strategy at Carat Fusion, an advertising agency with offices across the country including New York, Boston, San Francisco, Chicago and Los Angeles. Prior to that, he was a founder of Pericles Communication, a political digital firm that helped advocacy and political groups tap into interactive marketing. Durham handled the online advertising strategy for five candidates, including the President and four Senate races, and all five won. Mr. Durham is a Founder and Co-chairman of BIG, The Bay Area Interactive Group and is a Professor of Marketing at the University of San Francisco. Mr. Durham currently serves on the Board of GoFish.com (OTC BB: GOFH), a leading entertainment and media company with a focus on reaching kids, teens and moms

Mark Mansfield, Director. Mr. Mansfield joined the board of directors on October 24, 2008 and since August 2005, he has been the Managing Member of Pacific Ridge Capital, a boutique investment banking platform focused on middle market M&A primarily in the Technology, Aerospace/Defense and Healthcare sectors. From 2003 through 2005, Mr. Mansfield was a strategy consultant with Fortune 100 companies advising them with respect to business war gaming. Prior to that he served as President of an investment banking platform, Meridian Capital Group Inc. during which he actively oversaw a broad portfolio of investment companies.  Meridian Capital Group, Inc was subsequently purchased by E*OFFERING, the investment bank of E*TRADE Corp. After the sale of Meridian, Mr. Mansfield was recruited as a turnaround manager to facilitate the exit of stressed companies within a venture capital fund’s portfolio.  Additionally, he designed and facilitated strategic planning workshops throughout the world for the senior management of companies such as Bell Canada, Dow Corning, Kodak, Casa Cuervo, Covance and Pep Boys. He has been a guest lecturer at University of California, Los Angeles (UCLA), Webster University and Santa Ana College and is a member of the advisory board for the Center of Unconventional Security Affairs, University of California, Irvine (UCI). Mr. Mansfield received an MBA from the Harvard Graduate School of Business and a BA (Top Honors) from the Royal Military College of Canada; after graduation he was commissioned and served four years as a Naval Officer. He is on the Board of the Harvard Business School Association of Orange County (HBSAOC) and is the Co - Chair of the HBSAOC monthly networking breakfast.

 Jason Lyons, Director. Mr. Lyons joined the board of directors on October 24, 2008 and has an extensive and diversified career in the financial services industry. From July 2003 to the present, he has served as Chairman of Lyons Capital, which is engaged in strategic consulting and venture capital. Earlier in his career he was a Managing Director at Sunrise Securities Corporation, an investment banking firm assisting public and private firms in obtaining financing, facilitating SPACs, launching IPOs, and overseeing PIPE transactions. Mr. Lyons has also held various senior level positions with investment banking firms, including CIBC, Oppenheimer & Co., and Bear Stearns. During his career he has assisted many public and private companies in various capacities, and has also overseen investments on behalf of institutional clients and high net worth individuals. He is a graduate of Touro College in New York City.

 Mart Bailey, Director. Mr. Bailey joined the board of directors on October 24, 2008. Mr. Bailey founded Callaway Private Equity Partners in 2000 to serve the private financing needs of emerging growth companies. From inception to the present, Callaway has completed over $300 million in venture capital and private equity transactions in the U.S. and China. Prior to Callaway, Mr. Bailey was with Bear Stearns and, later, The Shemano Group, serving as director of private equity. Mr. Bailey founded the US China Green Tech Conference Series in San Francisco, Shanghai, and Beijing in 2008, which is a dialogue between U.S. and Chinese business leaders working on energy efficiency and renewable and clean energy. He serves on the Boards of the Berkeley China Initiative (BCI) and the Berkeley Chinese Alumni International Association (BCAIA), and is an advisor to the Bay Area Council and the Asia Society of Northern California. Mr. Bailey is a graduate of UC Berkeley and Beijing University, with majors in East Asian Studies, and Chinese.

There are no family relationships among our directors and executive officers.

ELECTION OF DIRECTORS
(Proposal 1)

The By-Laws of the Company (the “By-Laws”) provide that the Company shall have not less than one nor more than fifteen directors, with the exact number to be fixed by the Board of Directors from time to time. The Board of Directors of the Company presently consists of seven members. All seven nominees for election at Annual Meeting are currently directors of the Company, and each will serve, subject to the provisions of the By-Laws, until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s prior death, resignation or removal. Management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director, if elected. Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies may be voted in favor of the remaining nominees and may also be voted for a substitute nominee selected by the Board of Directors.

The names of the nominees for director are Ulysses S. Curry, William Keating, Carl Page, John Durham, Mark Mansfield, Jason Lyons and Mart Bailey. See “Directors and Executive Officers” for information regarding each of the nominees for director.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE-NAMED NOMINEE DIRECTORS OF THE COMPANY. The seven nominees receiving the highest number of votes cast for them at the meeting will be elected to serve for a term of one year, or until their successors are duly elected and qualified. Abstentions and broker non-votes will not affect the outcome of the election. The proxy enclosed herewith will be voted FOR the above-named nominee directors of the Company unless the stockholder specifically votes against any or all of the nominee directors, or abstains from voting on this matter. The Company’s Certificate of Incorporation does not provide for cumulative voting in the election of directors.

CORPORATE GOVERNANCE
Director Independence and Other Matters

The Board of Directors is presently comprised of Ulysses S. Curry, William Keating, Carl Page, John Durham, Mark Mansfield, Jason Lyons and Mart Bailey. Of such directors, John Durham, Mark Mansfield, Jason Lyons and Mart Bailey are each an “independent director” as such term is defined in Marketplace Rule 4200(a)(15) of the listing standards of the NASDAQ Stock Market. The Company was not a party to any transaction, relationship or other arrangement with any of its “independent directors” that would be considered by the Board of Directors under Marketplace Rule 4200(a)(15) in the determination of such director’s independence.

Each member of the Nominating, Compensation and Audit committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the NASDAQ Stock Market and for purposes of the Audit Committee, Section 10A of the Exchange Act.

The Company encourages but does not require members of the Board of Directors to attend the annual meetings of the stockholders.

Committees of the Board of Directors and Meetings

The Board of Directors held nine meetings in 2007, in addition to acting by unanimous written consent eight times. As of September 30, 2008, the Board of Directors held twenty-two meetings in addition to acting by unanimous written consent three times during 2008. No director attended less than 75% of all the meetings of the Board and those committees on which he served in 2007.

The Company has standing Nominating, Audit and Compensation committees of the Board of Directors.

The Nominating Committee. The Nominating Committee is comprised of Messrs. Mansfield (Chair), Lyons and Durham. The Nominating Committee of the Board of Directors performs the functions typical of a nominating committee, including: (i) developing and recommending corporate governance principles and procedures applicable to the Board of Directors and the Company’s employees; (ii) recommending committee composition and assignments; (iii) identifying individuals qualified to become directors; (iv) recommending director nominees; (v) recommending whether incumbent directors should be nominated for re-election to the Board of Directors and (vi) reviewing the adequacy of the Nominating Committee charter. The Nominating Committee has established a charter, which is annexed hereto as Appendix A. The Nominating Committee held no meetings in 2007 and none through September 30, 2008.

 The Audit Committee. The Audit Committee is comprised of Mr. Lyons (Chair) and Messrs. Bailey and Durham. The Board of Directors has determined that all Audit Committee members are financially literate under the current listing standards of the NASDAQ. The Board of Directors also determined that Jason Lyons qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee of the Board of Directors and the Board of Directors have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the company’s independent registered public accounting firm. The Audit Committee recommends for approval by the Board of Directors an independent registered public accounting firm of certified public accountants whose duty it is to audit the financial statements of the Company for the fiscal year in which they are appointed. The Audit Committee monitors the activities of the Company’s external auditors, including the audit scope, the external audit fees, auditor independence matters and the extent to which the independent auditors may be retained to perform advisory services. The Audit Committee also reviews the results of the external audit work to assess the adequacy and appropriateness of the Company’s financial and accounting controls. The Audit Committee reviews changes in accounting standards that impact the Company’s financial statements and discusses with management major events, including legal matters and tax audits, which may have significant financial impact or are the subject of discussions with the independent auditors. In addition, the Audit Committee oversees the Company’s internal compliance programs. The Audit Committee has established a charter, which is annexed hereto as Appendix B. The Audit Committee held one meeting in 2007 and none through September 30, 2008.

The Compensation Committee. The Compensation Committee is comprised of Messrs. Bailey (Chair), Mansfield and Durham. The Compensation Committee administers the Company’s stock option plans, including the review and grant of stock options to officers and other employees under the Company’s stock option plans. The Compensation Committee also reviews and approves various other Company compensation policies and matters, and reviews and approves salaries and other matters relating to compensation of the executive officers of the Company. The Compensation Committee has established a charter, which is annexed hereto as Appendix C. The Compensation Committee held one meeting in 2007 and none through September 30, 2008.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Company’s Board of Directors, the Audit Committee of the Board of Directors (the “Audit Committee”) assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence and satisfied itself as to the independent registered public accounting firm’s independence. The Audit Committee also discussed with management and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls. The Audit Committee reviewed with the independent registered public accounting firm their audit plan and audit scope.

The Audit Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T and, with and without management present, discussed and reviewed the independent registered public accounting firm’s examination of the financial statements.

The Audit Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2007, with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-KSB for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “SEC”), on March 31, 2008. The Audit Committee also recommended and approved the reappointment, subject to stockholder approval, of the independent registered public account firm and the Board concurred with such recommendation.

Respectfully submitted,

Audit Committee

Mr. Jason Lyons, Chairman
John Durham
Mart Bailey

Director Compensation

In addition to reimbursement for reasonable expenses incurred in the performance of their duties as directors, including participation on the Board of Directors and its committees, effective October 1, 2008, the Company compensates its non-employee directors as follows:

•	$20,000 annual retainer payable in four equal quarterly installments;

•
An annual grant of an option purchase an aggregate of 50,000 shares of the Company’s Common Stock, which immediately vest, at an exercise price equal to the fair market value of our common stock on the date of grant.

Throughout fiscal 2007, and prior to October 1, 2008 the Company compensated its non-employee directors as follows :

•	$10,000 annual retainer payable in four equal installments
•	$500 for each in person meeting of the board of directors attended
•	$250 for each telephonic meeting of the board of directors attended, and
•	An annual grant of 25,000 stock options, which immediately vest, at an exercise price equal to the fair market value of our common stock on the date of grant.

Prior to August 1, 2006, members of the Board of Directors received no remuneration for their services.

The following table sets forth non-employee director compensation for the year ended December 31, 2007.

Name	Fee Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
William Keating	$12,000	—	$40,195	$—	$52,195
Dr. Carl Goldfischer (2)	11,250	—	40,195	—	51,445
Robert Austrian (3)	12,000	—	89,725	—	101,725
Geoff Mulligan (4)	12,250	—	40,195	—	52,445
David Hadley (4)	12,250	—	40,195	—	52,445

(1)
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment. Our policy and assumptions made in valuation of share based payments are contained in Note 12 to our December 31, 2007 consolidated financial statements.

(2)	Dr. Goldfischer voluntarily resigned his board of director and board committee positions effective October 24, 2008.

(3)	Mr. Austrian voluntarily resigned his board of director and board committee positions effective September 8, 2008.

(4)	Messer’s. Mulligan and Hadley voluntarily resigned their board of director and board committee positions effective March 4, 2008.

Director Nomination Process

The Nominating Committee identifies nominees who have the business background and experience, industry specific knowledge and general reputation and expertise that would allow them to contribute as members of the Company’s Board of Directors and who are willing to serve as directors of a public company. To date, the Nominating Committee has not engaged any third parties to assist the Nominating Committee in identifying or evaluating potential nominees. After a possible candidate is identified, the candidate meets with various members of the Board of Directors to evaluate the candidate’s potential to be an effective member of the Board of Directors.

In considering nominees for election as a director, the Nominating Committee considers a number of factors. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment and the ability and willingness to commit sufficient time to the proceedings and activities of the Company’s Board of Directors. In evaluating the suitability of candidates for membership on the Board of Directors, the Nominating Committee takes into account many factors, including the candidate’s general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today’s business environment, understanding of the Company’s business and technology, educational and professional background and personal accomplishments.

The Nominating Committee will consider stockholder recommendations for nominees for membership on the Board of Directors. Such recommendations may be submitted in writing to ZVUE Corporation, 612 Howard Street, Suite 600, San Francisco, CA 94105, Attention: Secretary (Nominating Committee). Stockholders may recommend candidates at any time, but to be considered by the Nominating Committee for inclusion in the Company’s proxy statement for the next annual meeting of stockholders, recommendations must be submitted in writing no later than 120 days in advance of the first anniversary of the date of the Company’s proxy statement mailed to stockholders for the preceding year’s annual meeting of stockholders. Any such recommendation must include:

•
the name of the stockholder recommending the director candidate for consideration, the name of the director candidate and the written consent of the stockholder and the director candidate to be publicly identified;

•
a written statement by the director candidate agreeing to be named in the Company’s proxy materials and to serve as a member of the Board of Directors (and any committee of the Board of Directors to which the director candidate is assigned to serve by the Board of Directors) if nominated and elected;

•
a written statement by the stockholder and director candidate agreeing to make available to the Nominating Committee all information reasonably requested in connection with the Nominating Committee’s consideration of the director candidate; and

•
the director candidate’s name, age, business and residential address, principal occupation or employment, number of shares of the Company’s common stock and other securities beneficially owned, a resume or similar document detailing personal and professional experiences and accomplishments, and all other information relating to the director candidate that would be required to be disclosed in a proxy statement or other filing made in connection with the solicitation of proxies for the election of directors pursuant to the Exchange Act, the rules of the SEC and the listing standards of the NASDAQ Stock Market.

The Company may request additional information from such candidate to assist in its evaluation. The Committee will evaluate any stockholder recommended nominees using the same criteria set forth above.

Communications with the Board of Directors

Any stockholder and other interested party may communicate with the Board of Directors, any committee of the Board of Directors or any member of the Board of Directors. All written communications must identify the recipient and the author and be forwarded by certified mail to ZVUE Corporation, 612 Howard Street, Suite 600, San Francisco, CA 94105, Attention: Secretary. The Secretary will act as agent for the directors in facilitating these communications. There is no screening process, and all stockholder communications which are received by the Secretary are forwarded to the Board of Directors.

Code of Ethics and Corporate Governance

The Company adopted a Code of Business Conduct and Ethics (the “Code”) on April 7, 2006, that applies to all of the Company’s directors and employees, including its chief executive officer, chief financial officer and chief accounting officer. The purpose of the Code is to, among other things, focus the Company’s directors, officers and employees on areas of ethical risk, provide guidance to help them recognize and deal with ethical issues, provide mechanisms to report unethical or unlawful conduct and to help enhance and formalize the Company’s culture of integrity, respect and accountability. The full text of the Code is posted on our website www.zvue.com. A printed copy of the Code may also be obtained free of charge by writing to ZVUE Corporation, 612 Howard Street, Suite 600, San Francisco, CA 94105, Attention: Secretary. The Company intends to disclose any amendment to or waiver from, a provision of the Code by posting such information on its web site.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning all compensation earned by or awarded or paid to (i) our principal executive officer, (ii) our two most highly compensated officers other than our principal executive officer who were serving as executive officers at the end of fiscal 2007, and (iii) two individuals who would have qualified under clause (ii) but for the fact that they were not serving as executive officers at the end of fiscal 2007 (collectively, the “Named Executive Officers”) during the year ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE

Name	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Jeff Oscodar (2)	2007	$375,000	$75,000	$402,500		$—	$—	*	$777,500
Former President and Chief Executive Officer	2006	290,000	—	400,000		—	15,000	(3)*	705,000
Tim Keating (4)	2007	$127,500	—	—		$—	$—	*	$127,500
Former Chief Operating Officer	2006	165,000	—	—		—	160,000	(5)*	325,000
Thomas Hillman (6)	2007	$110,542	—	$92,000	(7)	$36,639	$—	*	$239,181
Former Interim Chief Financial Officer)	2006	—	—	—		—	—		—
William Bush (8)	2007	$330,000	$150,000	$287,500		$—	$—	*	$617,500
Former Chief Financial Officer	2006	93,409	—	957,500	(9)	—	156,773	(10)*	1,207,682

* Perquisites and other personal benefits received by each of Messrs. Oscodar, Keating, Hillman and Bush did not exceed $10,000.

(1)
Based upon the aggregate grant date fair value calculated in accordance with the Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standard (“FAS”) No. 123R, Share Based Payment. Our policy and assumptions made in valuation of share based payments are contained in Notes 1 and 12 to our December 31, 2007 financial statements.

(2)
Mr. Oscodar voluntarily resigned his position with the Company effective September 19, 2008. As part of his termination, he is eligible for health benefits for the succeeding eighteen months or until he secures alternate health coverage.

(3)	Represents $15,000 of consulting fees.

(4)
Mr. Keating voluntarily resigned his position with the Company effective August 21, 2007. As part of his termination, he is eligible for health benefits for the succeeding eighteen months or until he secures alternate health coverage.

(5)	Represents $160,000 of consulting fees paid to Mr. Keating through the Company’s agreement with Nekei Consulting LLC.

(6)
Mr. Hillman voluntarily resigned his position with the Company effective August 15, 2008. As part of his termination, he is eligible for health benefits for the succeeding six months or until he secures alternate health coverage.

(7)
Represents two grants of restricted common stock valued at $103,020 and $92,000. The grant of 51,000 restricted common shares valued at $103,020 vests over four years. The grant of 40,000 restricted common shares valued at $92,000 vested upon grant.

(8)	Mr. Bush voluntarily resigned his position as Chief Financial Officer and Secretary with the Company effective December 20, 2007.

(9)
Represents two grants of restricted common stock valued at $137,500 and $820,000. The grant of 137,931 restricted common shares valued at $820,000 vests over three years. The grant of 22,919 restricted common shares valued at $137,500 vested upon grant.

(10) Represents $156,773 of consulting fees.

All compensation, including base salary, bonuses and grants of options and restricted stock, are based on market conditions and an estimate of compensation in similar companies as evaluated by the compensation committee.

Employment Agreements

On September 19, 2008, the Board has appointed Ulysses Curry to serve as Chairman of the Board (where he has served as a Board member since August 4, 2008) and Interim Chief Executive Officer of the Company. In connection with the appointment, Mr. Curry, 52, resigned from the Company’s Audit, Compensation and Nominating Committees.

The Company is in the process of finalizing its Employment Agreement with Mr. Curry. In connection with his service as Chairman of the Board and Interim Chief Executive Officer, Mr. Curry is receiving base compensation at the rate of $200,000 per year. Mr. Curry may also be awarded an annual performance bonus, as determined by the Compensation Committee. Additionally, Mr. Curry was granted an option, subject to stockholder approval, to purchase an aggregate of 900,000 shares of the Company’s common stock at an exercise price of $0.12 per share, which option vests in six equal monthly installments of 150,000 shares. Such grant was made subject to stockholder approval of an increase the number of shares authorized under the Company’s 2007 Incentive Stock Plan (i.e. Proposal 3 at the Annual Meeting). The Company will provide Mr. Curry with medical coverage, vacation time and other benefits that are customary for executive officers in the Company’s industry, and will indemnify Mr. Curry to the fullest extent of the law permitted or required by the State of Delaware.

On September 19, 2008, Jeffrey Oscodar resigned from all positions with the Company and its subsidiaries, including his positions as President and Chief Executive Officer of the Company and as a member of its Board of Directors. In connection with his resignation, the Company and Mr. Oscodar entered into a Separation and Release Agreement dated as of September 19, 2008, which supersedes Mr. Oscodar’s employment agreement with the Company dated June 26, 2006. The Separation and Release Agreement provides for the following compensation and benefits:

(i) The Company shall continue to make available to Mr. Oscodar health benefits as were provided to him prior to September 19, 2008 through the maximum time period for which COBRA would be available to him; and

(ii) The Company shall extend the post termination exercise period of all vested and unvested stock options or restricted stock awards made to Mr. Oscodar pursuant to the Company’s 2003 Stock Option/Stock Issuance Plan or any other plan or award, all such options and awards, whether vested or unvested, to be immediately vested as of September 19, 2008, the exercise price to be revised to be equal to the closing price per share as reported on NASDAQ as of September 19, 2008 (i.e. $0.07), and the term thereof to extend for the original term of such awards without regard to the termination of his employment.

Pursuant to director and officer indemnification agreements entered into with each of the Company’s directors and executive officers, the Company has agreed to indemnify each of its directors and officers to the fullest extent of the law permitted or required by the State of Delaware.

Stock Options Granted in the year ended December 31, 2007

During the year ended December 31, 2007, the following grants were made to Named Executive Officers.

	Option Awards
Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Thomas Hillman	4/25/2007	9,000	9,000	$2.37	4/25/2017
Former Interim Chief Financial officer	9/1/2007	10,000	10,000	1.66	9/1/2017

None of the Named Executive Officers exercised any stock options during the year ended December 31, 2007 or through September 30, 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock awards held by the Named Executive Officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
Name and Principal Position	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Jeff Oscodar	11/1/2004	(1)	298,862	—	$0.54	10/31/2014	—		$—
Former Chief Executive Officer & President	11/3/2005	(1)	346,317	—	0.54	11/2/2015
Thomas Hillman	4/25/2007	(2)	9,000	9,000	$2.37	4/25/2017	51,000	(4)	$86,190
Former Interim Chief Financial Officer	9/1/2007	(3)	10,000	10,000	1.66	9/1/2017
Tim Keating Former Chief Operating Officer	—		—	—	$—	—	—		$—
William Bush Former Chief Financial Officer	12/15/2005	(5)	23,333	—	$0.54	12/14/2015	68,966	(6)	$116,553

(1) Options vested as follows: 1/3 vest after one year from the grant date, which is the same as the vesting commencement date, and then 1/36 monthly thereafter for an additional two years. In February 2006, the Board approved a modification to all outstanding employee stock options to accelerate the vesting such that all unvested options became fully vested as of December 31, 2005.

(2) Options vest as follows: 1/3 cliff vested after one year from the grant date which is the same as the vesting commencement date, and then 1/36 monthly thereafter for an additional two years.

(3) Options vest as follows:
a. 25% vest six months after the grant date which is the vesting commencement date;
b. 50% vest nine months after the grant date which is the vesting commencement date;
c. 25% vest twelve months after the grant date which is the vesting commencement date;

(4) Restricted Common Stock vest as follows:

a.	25% vest after one year from the grant date, which was 4/25/2007, which is the same as the vesting commencement date
b.	Thereafter, 12.5% vest on the bi-annual anniversary of the grant date for an additional 3 years

(5) Options were fully vested upon issuance.

(6) Restricted Common Stock vest as follows:

a. 33% vest after one year from the vesting commencement date
b. Thereafter, 16.75% vest on the bi-annual anniversary vesting commencement date for an additional 2 years

All grants of options and restricted stock are based on an evaluation by the compensation committee of market conditions and an estimate of compensation in similar companies. Stock and option grants are made in order to incentivize employees to achieve our business goals and align the interests of the employees with our shareholders.

Stock Option Plan

We have in place two stock option plans – the 2003 Stock Option/Stock Issuance Plan, which we refer to as the ‘‘2003 Plan,’’ and the 2007 Incentive Stock Plan which we refer to as the ‘‘2007 Plan,’’ both of which has been approved by our stockholders. The purpose of the 2003 and 2007 Plans are is to further our growth and general prosperity by enabling our employees, contractors and service providers to acquire our common stock, increasing their personal involvement in us and thereby enabling us to attract and retain our employees.

The 2003 Plan, as amended, provides for the granting of options to purchase up to an aggregate of 2,068,965 shares of common stock to our employees, directors and other service providers. Any options that expire prior to exercise will become available for new grants from the ‘‘pool’’ of ungranted options. Options that are granted under the 2003 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code or those that do not qualify as incentive stock options.

The 2007 Plan, as amended, provides for the granting of options to purchase up to an aggregate of 3,500,000 shares of common stock to our employees, directors and other service providers. Any options that expire prior to exercise will become available for new grants from the ‘‘pool’’ of ungranted options. Options that are granted under the 2007 Plan may be either options that qualify as incentive stock options under the Internal Revenue Code or those that do not qualify as incentive stock options.

Incentive options under the 2003 and 2007 Plan may not be granted at a purchase price less than the fair market value of our common stock on the date of the grant. Non-qualified options may not be granted at a purchase price less than 85% of fair market value on the date of grant, or, for an option granted to a person holding more than 10% of our voting stock, at less than 110% of fair market value.

The 2003 Plan is currently administered by our board of directors, although we expect that, in the future, it will be administered by a compensation committee appointed by our board of directors.

As of the Record Date, options to purchase an aggregate of 921,236 shares and 3,023,059 shares of restricted stock were outstanding under the 2003 and 2007 Plans.

Executive Compensation Philosophy

The Company operates in an extremely competitive and rapidly changing high technology industry. When creating policies and making decisions concerning executive compensation, the Compensation Committee:

•	ensures that the executive team has clear goals and accountability with respect to financial and non-financial corporate performance;

•
establishes pay opportunities that are competitive based on prevailing practices for the industry, the stage of growth of the Company, and the dynamic and challenging high technology labor markets in which the Company operates;

•	independently assesses operating results on a regular basis in light of its expected performance; and

•	aligns pay incentives with the long-term interests of our stockholders.

Executive Compensation Program

The Company’s executive compensation program has three major components, all of which are intended to attract, retain and motivate highly effective executives:

1. Base salary – Base salary for executive officers is set annually by reviewing the competitive pay practices of comparable high technology companies. Local and national compensation data are examined and taken into account, along with the skills and performance of each officer and the needs of the Company.

2. Cash incentive compensation – Cash incentive compensation is designed to motivate executives to attain short-term and longer-term corporate, business unit and individual management goals. The actual annual cash bonuses received by an executive depend upon attainment of these specified business goals, together with discretionary analysis of individual contribution. Payment of incentive bonuses for fiscal year 2006 depended upon the achievement of corporate financial goals. In setting goals and measuring performance against those goals, the Compensation Committee considers compensation practices among companies competing for a common employee pool, as well as general economic and market conditions. It is the intention of the Compensation Committee in 2007 to continue this linkage between the achievement of specific financial targets, corporate and individual goals and the payment of incentive cash compensation to the Company’s officers and other executives.

3. Equity-based incentive compensation – Equity based incentive compensation has been provided to employees and management through the 2003 Stock Option/Stock Issuance Plan, and the 2007 Incentive Stock Plan (the “Plans”). Under Plans, officers and employees are eligible to be granted stock options and shares of restricted stock based on competitive market data, as well as their responsibilities and position at the Company. Stock options allow participants to purchase shares of the Company’s Common Stock at the market price on the date of the grant, subject to vesting during the participant’s employment with the Company. Grants of restricted stock give executive officers and employees a proprietary interest in the Company’s success and aligns their interests with the interest of the Company’s stockholders. The Plans utilizes vesting periods to encourage employees and executives to remain with the Company and to focus on longer-term results.

The Company believes that its executive compensation program falls within the typical range of compensation programs offered by comparable high technology companies.

Chief Executive Officer Compensation

In determining compensation of our Chief Executive Officer, Jeffrey Oscodar, for 2007, the Compensation Committee reviewed industry surveys of compensation paid to chief executive officers of comparable companies, with a focus on those companies located in the San Francisco Bay Area, and evaluated achievement of corporate and individual objectives for the fiscal year. Mr. Oscodar received $300,000 in annual base compensation for 2007, $75,000 in bonus compensation and was granted 175,000 shares of Common Stock valued at $402,500.

Other Executive Compensation

The Company provides certain compensation programs to executives that are also available to our other employees, including pre-tax savings plans and medical/dental/vision benefits. There are no pension programs. The Company does not provide executive perquisites such as club memberships.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2007, the Compensation Committee of the Board of Directors included the following persons from time to time, each of whom was a non-employee director during his term on the Compensation Committee: Messrs. Hadley, Mulligan and Austrian. No member of the Compensation Committee had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

RELATED PARTY TRANSACTIONS

Transactions with our officers, directors, 5% or greater stockholders, and other affiliates are made or entered into on terms that are no less favorable to the Company than those that can be obtained from unaffiliated third-parties and must be approved by a majority of the independent, disinterested members of our board of directors.

Transactions with our CTO

Starting in December 2003, a member of our board of directors and our Chief Technology Officer (“CTO”), from time to time made cash advances to us which were subsequently converted into notes totaling $3,741,049 to finance our operations. This amount was documented in four separate promissory notes. The principal and interest on three of those notes was convertible into shares of our common stock at different conversion rates. The other note entitled him to receive a warrant, which was exercised in December 2006, to purchase 41,379 shares of our common stock with a strike price of $0.5365 per share and which resulted in us receiving approximately $22,000.

Three of the four notes provided for an interest rate of 8% from the date the advances thereunder were made to us and one note provided for an interest rate of 9.5% from the date the advances thereunder were made to us. As of December 31, 2005, the aggregate principal amount owing on these notes was $3,741,049 and the total accrued interest was $138,399, for a total of $3,879,448 owed to our CTO under these notes.

Pursuant to the terms of the convertible notes, in connection with our reverse merger in February 2006, an aggregate of $3,889,662 of principal and accrued interest on the convertible notes was converted into a total of 1,718,395 shares of our common stock.

In January and February 2006, we received $500,000 in a series of cash advances from our CTO. The advances were, effective April 30, 2006, converted into convertible notes which carry an 8.0% interest rate. Simultaneous with the conversion of the advances into notes, he agreed to convert the notes and all accrued interest at a rate of $7.134 per share which resulted in the issuance of 71,439 shares of our common stock.

Our CTO purchased 200,000 units as part of the secondary offering completed in August 2006 on the same terms as all other investors. The shares were subject to customary restrictions and lock-up conditions which expired August 14, 2007.

On May 25, 2007, we sold 149,700 shares of our common stock for a purchase price of $1.67 per share to our CTO with total proceeds of approximately $250,000. The purchase price was equal to the closing bid price of our common stock on the Nasdaq Capital Market on the date of the transaction. The shares have piggyback registration rights.

On August 13, 2007, we entered into an agreement with our CTO whereby he has agreed to purchase from us, from time to time, up to $5 million aggregate principal amount of promissory notes. The notes bear interest at a rate of 6% and were be due upon the earlier of the closing of a subsequent financing of at least $20 million or January 31, 2008 which was subsequently amended to March 1, 2009. On October 31, 2007, our CTO agreed to exchange $900,000 of such notes for an equivalent amount of the our securities convertible into our equity securities which were included in the financing completed on October 31, 2007. As of December 31, 2007, there was approximately $1.3 million of promissory notes outstanding under the credit facility.

On July 15, 2008, the Company completed a $1.0 million secured financing for its hardware business. The financing allows for the company to draw up to $1.0 million to finance purchase order commitments associated with the sale of MP3 and Video MP3 players with mass market retailers. The financing carries a prime plus seven percent interest rate and matures on September 30, 2008. As part of the financing the company also issued 350,000 fully vested warrants with an exercise price of $0.17. The Company borrowed approximately $750,000 against the facility which has been repaid in full with the applicable interest at September 30, 2008.

Consulting Services of Nekei, LLC

Nekei, LLC is a California consulting company that is wholly owned by Tim Keating, our former Chief Operating Officer, and Bill Keating, our Chairman of the Board. From August 2004 through January 2006, Nekei provided a variety of consulting services to us, including management, ӿnancial and operational services, as part of the agreement. In January 2006, we entered into an agreement with Nekei memorializing the compensation arrangement for all consulting services provided to us by Nekei and/or its affiliates. Nekei’s compensation consists of the following: (1) a warrant to purchase an aggregate of 403,448 shares of our common stock at an exercise price of $.000145 per share, which was issued in May 2004 and was exercised in May 2007; (2) a total of $180,000 paid to Nekei and its affiliates prior to January 26, 2006; and (3) $300,000 which was paid in three equal installments in February, March and April 2006. It is not currently anticipated that Nekei will provide further consulting services to us.

The exercise price of the warrant issued to Nekei in May 2004 was equal to the fair market value of our common stock at the time it was granted.

RATIFICATION OF APPOINTMENT
OF THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 2)

On the recommendation of the Audit Committee, the Board of Directors has approved the appointment of Salberg & Company, P.A. to serve as the Company’s independent registered public accounting firm, for the fiscal year ended December 31, 2008, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the Annual Meeting.

The Company expects a representative of Salberg & Company, P.A. to be present at the Annual Meeting and such representative will have the opportunity to make a statement if he or she desires to do so as well as to respond to appropriate questions.

Salberg & Company, P.A. has audited the Company’s financial statements for the year ended December 31, 2007, and for the preceding three fiscal years. The reports issued by Salberg & Company, P.A. on the Company’s financial statements for both of the two most recent fiscal years ended December 31, 2007 and 2006 did not contain any adverse opinion or a disclaimer of opinion, or any qualification due to audit scope or accounting principles. However, both the years ended December 31, 2007, and 2006, Salberg & Company, P.A.’s audit report was qualified as to the Company’s ability to continue as a going concern.

During the Company’s two most recent fiscal years and through the Record Date, there were no disagreements with Salberg & Company, P.A. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Salberg & Company, P.A. would have caused Salberg & Company, P.A. to make reference to the subject matter of the disagreement in connection with its reports.

Fee Disclosure

Prior to having engaged Salberg & Company, P.A. to perform any service, audit or otherwise, the Audit Committee specifically reviewed, with the assistance of management, the nature and purpose of those proposed services. As a matter of policy, all such services were approved prior to the commencement of those services. Subsequent to their completion the results of the service were reviewed by the Audit Committee.

Audit Fees

Salberg & Company, P.A. billed the Company audit fees in the aggregate amounts of $142,000 and $111,000 for the fiscal year ended December 31, 2007 and fiscal year ended December 31, 2006, respectively. These fees relate to the audit of the Company’s annual financial statements, and the review of the Company’s interim financial statements included in its quarterly reports on Forms 10-QSB and other regulatory filings or engagements.

Audit Related Fees

Salberg & Company P.A. billed the Company audit-related fees in the aggregate amounts of $60,000 and $38,000 for the fiscal year ended December 31, 2007 and fiscal year ended December 31, 2006, respectively. These fees relate primarily to the review of the Company’s registration statements and related consents, audit of acquired companies or assets and audit related consulting.

Tax Fees

No fees of this sort were billed by Salberg & Company P.A. during the 2007 or 2006 fiscal years or since the Company’s inception in 2003.

All Other Fees

No fees of this sort were billed by Salberg & Company P.A. during the 2007 or 2006 fiscal years or since the Company’s inception in 2003.

Pre-Approval Policies and Procedures

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our independent registered public accounting firm. During fiscal 2007 and 2006, all services were pre-approved by the Audit Committee in accordance with this policy.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF SALBERG & COMPANY, P.A. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this matter is required to ratify the appointment of Salberg & Company, P.A. as the Company’s independent registered public accounting firm. Broker non-votes and abstentions will have no effect on the outcome of the vote.

AMENDMENT OF THE 2007 INCENTIVE STOCK PLAN
(Proposal 3)

Background

Our stockholders approved the 2007 Incentive Stock Plan on June 12, 2007, and it was, with shareholder approval, amended on October 31, 2007. The 2007 Incentive Stock Plan provides a means for us to offer incentives to retain our directors, officers, consultants, advisors and employees, to encourage their involvement in our development and financial success, as well as to attract new directors, officers, consultants, advisors and employees whose services are considered valuable. Any director, officer, employee, consultant or advisor of our company or any of our subsidiaries may be eligible to receive incentive stock options and nonqualified stock options to purchase shares of our common stock and/or restricted stock under the 2007 Incentive Stock Plan. However, only employees of our company or our subsidiaries can receive incentive stock options.

The maximum number of shares of our common stock reserved for issuance under the 2007 Incentive Stock Plan was initially 2 million shares and increased to 3.5 million on October 31, 2007. As of September 30, 2008, 146,941 shares remained available for issuance. Our Board of Directors has approved and is seeking stockholder consent to approve an amendment to the 2007 Incentive Stock Plan that would increase the total number of shares that may be granted pursuant to awards under the plan to 8.5 million from 3.5 million.

The Board of Directors granted Mr. Curry, the Company’s Chairman and Interim Chief Executive Officer, an option to purchase an aggregate of 900,000 shares of the Company’s common stock at an exercise price of $0.12 per share, which option vests in six equal monthly installments of 150,000 shares. Such grant was made subject to stockholder approval of an increase the number of shares authorized under the Company’s 2007 Incentive Stock Plan.

In order to retain our existing employees and attract new employees in order to successfully execute our strategic plan, we will need to offer our new and existing employees a competitive compensation package that gives them a stake in our future growth. The Board of Directors believes that providing directors, officers and employees with equity incentives such as stock options will contribute substantially to our future success by further aligning the interests of such key employees with those of our stockholders. Additionally, our overall compensation philosophy places significant emphasis on equity compensation to reward, incentivize and retain management and key employees while conserving cash.

  Any stockholder who wishes to obtain a copy of the 2007 Incentive Stock Plan can write to us to receive a copy free of charge.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S 2007 INCENTIVE STOCK PLAN. The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this matter is required to approve the amendment to the Company’s 2007 Incentive Stock Plan to increase the total number of shares that may be granted pursuant to awards under the plan to 8.5 million from 3.5 million. Broker non-votes and abstentions will have no effect on the outcome of the vote.

APPROVAL OF THE 2008 INCENTIVE STOCK PLAN
(Proposal 4)

The 2008 Incentive Stock Plan (the “Plan”) was adopted by the Board of Directors on July 14, 2008. The reasons for adopting the Plan and the purpose of the Plan are as follows:

•	to provide an incentive to retain as consultants and advisors to the Company and its subsidiaries, persons of training, experience, and ability;

•	to attract consultants and advisors whose services are considered valuable; and

•	to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries.

The Plan, which provides for grants of stock options and restricted stock. The Company intends that certain options granted pursuant to the Plan shall constitute incentive stock options within the meaning of Section 422 of the Internal Revenue Code while certain other options granted pursuant to the Plan shall be nonqualified stock options. The Board of Directors believes that the Plan will allow the Company to better retain and recruit the best possible personnel.

A summary of the Plan is set forth below, and its full text is attached hereto as Appendix D. The following discussion is qualified in its entirety by reference to Appendix D.

Administration of the Plan

The Board of Directors shall appoint and maintain as administrator of the plan a Committee consisting of “Independent Directors” (as such terms is defined by Marketplace Rule 4200(a)(15) of the NASDAQ Stock Market), “Non-Employee Directors” (as such term is defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “Outside Directors” (as such term is defined in Section 162(m) of the Internal Revenue Code), which shall serve at the pleasure of the Board of Directors. The Committee, subject to certain restrictive provisions of the Plan, shall have full power and authority to designate recipients of options and restricted stock agreements and to interpret provisions and supervise the administration of the plan. Until such time as the Board of Directors appoints the Committee, the Board of Directors shall administer the Plan.

The Board of Directors is authorized to amend, suspend, or terminate the Plan, except that no amendment shall be effective, which, without the approval of the Company’s stockholders would: (a) increase the number of shares issuable under the Plan; (b) materially increase the benefits accruing to option holders under the Plan; (c) materially modify Plan eligibility requirements; (d) decrease the exercise price of an option to less than 100% of the underlying stock’s fair market value or (e) extend the term of any option granted under the Plan beyond ten years from its date of issuance.

The Plan will expire ten years from the date that the Plan is approved by the Company’s stockholders.

Common Stock Subject to the Plan

The Plan provides that options and restricted stock may be granted with respect to 6,000,000 shares of the Company’s Common Stock. The shares of Common Stock subject to the Plan shall consist of unissued shares, treasury shares or previously issued shares held by any subsidiary of the Company. Should any option or restricted stock expire or be canceled prior to its exercise or vesting in full or should the number of shares of Common Stock to be delivered upon the exercise or vesting in full of an option or restricted stock be reduced for any reason, the shares of Common Stock subject to such option or restricted stock may be subject to future options or restricted stock, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Internal Revenue Code.

Participation and Eligibility

Consultants and advisors to the Company or any of its subsidiaries shall be eligible to receive options or restricted stock under the Plan if and only if:

(i)	They are natural persons;

(ii)	They provide bona fide services to the Company; and

(iii)	The services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

In selecting participants, and in determining the number of shares to be covered by each option or share of restricted stock granted to participants, the Committee may consider any factor it deems relevant, including without limitation, position held by the participant, the participant’s relationship to the Company, the participant’s degree of responsibility for and contribution to the growth and success of the Company’s business, the participant’s length or service, promotions and potential.

Option Price

The purchase price of each share of the Company’s Common Stock purchasable under a nonqualified option granted under the plan shall be determined by the Committee at the time that the option is granted, but shall be no less than 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock.

Option Term

The term of each option granted under the plan shall be fixed by the Committee, but no option shall be exercisable more than ten years after the date such option is granted.

Exercisability

Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant. In the absence of any option vesting periods designated by the Committee at the time of grant, options shall vest and become exercisable as to one-third of the total amount of shares subject to the option on each of the first, second and third anniversaries of the date of grant. In addition, the Plan provides that no options shall be exercisable until such time as any vesting limitation required by Section 16 of the Exchange Act and related rules, shall be satisfied if such limitation shall be required for continued validity of the exemption provided under Rule 16b-3(d)(3).

In the event of a Change of Control (as defined in the Plan), the Committee may accelerate the vesting and exercisability of outstanding options. In its sole discretion, the Committee may also determine that, upon the occurrence of a Change of Control, each outstanding option shall terminate within a specified number of days after notice to the participant, and each such participant shall receive, with respect to each share of common stock subject to such option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to the Change in Control over the exercise price per share of such option; such amount shall be payable in cash or other property.

Options are not transferable and may be exercised solely by the participant during her or his lifetime of after her or his death by the person or persons entitled to such option under her or his will or laws of descent and distribution.

Registration of Stock

Notwithstanding any other provision in the Plan, no option may be exercised unless and until the shares of Common Stock to be issued upon exercise of the option have been registered under the Securities Act of 1933, as amended, and applicable state securities laws, or are, in the opinion of the Company’s counsel exempt from such registration.

The Company is under no obligation to register under federal or state securities laws any shares of Common Stock to be issued upon the exercise of options in order to permit the exercise of an option, although the Company may in its sole discretion register such shares of Common Stock at such time as the Company shall determine. If the Company chooses to comply with any exemption from registration, the shares of Common Stock issued under the Plan, may at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the shares, and the Committee may also give appropriate stop transfer instructions with respect to such shares to the Company’s transfer agent.

Tax Treatment of Nonqualified Stock Options

No taxable income will be recognized by an option holder upon receipt of a nonqualified stock option, and the Company will not be entitled to a tax deduction for such grant.

Upon the exercise of a nonqualified stock option, the option holder will generally include in taxable income, for federal income tax purposes, the excess in value on the date of exercise of the shares acquired pursuant to the nonqualified stock option over the exercise price. Upon a subsequent sale of the shares, the option holder will derive short-term or long-term gain or loss, depending upon the option holder’s holding period for the shares, commencing upon the exercise of the option, and upon the subsequent appreciation or depreciation in the value of the shares.

The Company generally will be entitled to a corresponding deduction at the time that the participant is required to include the value of the shares in such participants’ income.

Withholding of Tax

The Company is permitted to deduct and withhold amounts required to satisfy the Company’s withholding tax liabilities with respect to the Company’s employees.

Restricted Stock Grants

Restricted stock may be granted under this Plan aside from, or in association with, any other award. A participant shall have no rights to an award of restricted stock unless and until the participant accepts the award, and if the Committee shall deem it desirable, makes payments to the Company of cash, or by check. After acceptance and the issuance of a stock certificate, the participant shall have all the rights of a stockholder with respect to the restricted stock.

The Company shall issue in the participant’s name a certificate for the shares of Common Stock associated with the award of restricted stock; however, unless otherwise provided, the certificate shall not be delivered to the participant until such shares are free of any restrictions specified by the Committee at the time of grant. Shares of restricted stock are forfeitable until the terms of the restricted stock grant have been satisfied, and shares of restricted stock may not be transferred until all restrictions have lapsed. Upon a Change of Control, the Committee may accelerate the vesting of outstanding restricted stock, in its sole discretion.

Tax Treatment of Restricted Stock Grants

Except as discussed below, upon the grant of restricted stock, no income is realized by a participant, and the Company is not allowed a deduction at that time. When the restricted stock vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the participant realizes taxable ordinary income in an amount equal to the Fair Market Value at the time of vesting of the shares of Restricted Stock which have vested (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a corresponding deduction at such time.

If a participant makes a timely election under Section 83(b) of the Internal Revenue Code, the participant recognizes taxable ordinary income in an amount equal to the Fair Market Value at the time of grant of the restricted stock (less the purchase price therefor, if any), and, subject to the limitations of Section 162(m) of the Internal Revenue Code, the Company is entitled to a corresponding deduction at such time.

Option and Restricted Stock Grants

Options to purchase shares of the Company’s Common Stock or restricted stock have not yet been granted pursuant to the Plan, although it is anticipated that options will be granted in the near future.

Equity Compensation Plan Information

The following table sets forth aggregate information regarding the Company’s equity compensation plans in effect as of December 31, 2007.

	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity Compensation Plans:
Approved by security holders
— 2003 Stock Option/Stock Issuance Plan	1,259,109	$1.81	23,471
— 2007 Incentive Stock Plan	469,000	1.95	1,924,482
Subtotal	1,728,109	1.89	1,947,953
Not approved by security holders	—	—	—
Total	1,728,109	$1.89	1,947,953

Through December 31, 2007, 124,103 shares of our restricted common stock were issued and outstanding pursuant to our 2003 Stock Options/Stock Issuance Plan.

Through December 31, 2007, 1,106,518 shares of our restricted common stock were issued and outstanding pursuant to our 2007 Incentive Stock Plan.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPANY’S 2008 INCENTIVE STOCK PLAN. The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this matter is required to approve the adoption of the Company’s 2008 Incentive Stock Plan. Broker non-votes and abstentions will have no effect on the outcome of the vote.

PROPOSALS TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK
(Proposals 5, 6, 7, 8, 9, 10 and 11)

Our Board of Directors has authorized, and recommends that the stockholders approve, each of seven alternative amendments to our Certificate of Incorporation to effect a reverse stock split of the Common Stock in the following ratios:

•	one-for-two;

•	one-for-four;

•	one-for-eight;

•	one-for-ten;

•	one-for-twelve;

•	one-for-fifteen; and

•	one-for-twenty.

In the discussion below, the term "Minimum Number" means: two (2), if the one-for-two reverse stock split is implemented; four (4), if the one-for-four reverse stock split is implemented; eight (8), if the one-for-eight reverse stock split is implemented; ten (10), if the one-for-ten reverse stock split is implemented; twelve (12), if the one-for-twelve reverse stock split is implemented; fifteen (15), if the one-for-fifteen reverse stock split is implemented, and twenty (20), if the one-for-twenty reverse stock split is implemented

Each of these seven alternative Reverse Splits is comprised of a reverse stock split (the "Reverse Split") pursuant to which the applicable Minimum Number of shares of Common Stock registered in the name of a stockholder at the effective time of the Reverse Split will be converted into one share of Common Stock. As permitted under Delaware law, shares of Common Stock that would be converted into less than one share in the Reverse Split will instead, at the Company's election, either be converted into the right to receive a cash payment or be rounded up to the next whole number as described below.

The Company is submitting separate proposals to approve (and the Board of Directors recommends that stockholders approve) each of the seven alternative Reverse Splits described above, and the Board of Directors, in its discretion, may elect to effect any one (but not more than one) of these seven Reverse Splits that are approved by the requisite vote of the Company’s stockholders. The Board of Directors will also have the discretion to determine if and when to effect any of these Reverse Splits that are approved by the stockholders and reserves the right to abandon any or all such Reverse Splits even if approved by the stockholders. We expect that, if stockholders approve, and the Board of Directors elects to implement, a Reverse Split, then the Reverse Split would be consummated within one year of the date of the Annual Meeting. If the Board of Directors determines to implement any of the alternative Reverse Splits approved by the stockholders, then the Company will publicly announce in a press release prior to the effective date of the Reverse Split, which of the approved alternative Reverse Splits the Board of Directors has elected to effect.

In deciding whether to implement the Reverse Split and the ratio to be used, the Board of Directors will consider, among other things, (i) the market price of our Common Stock at such time, (ii) the number of shares that will be outstanding after the Reverse Split, (iii) the stockholders’ equity at such time, (iv) the shares of Common Stock available for issuance in the future, and (v) the nature of our operations. The Reverse Split would only become effective upon filing a Certificate of Amendment to our Certificate of Incorporation (the “Certificate of Amendment”). The form of the proposed Certificate of Amendment to effect a Reverse Split is attached to this Proxy Statement as Appendix E and the following discussion is qualified in its entirety by the full text of the Certificate of Amendment.

Purposes of the Reverse Split

Our Common Stock is listed on The Nasdaq Capital Market. The listing standards of The Nasdaq Capital Market require stocks to have minimum bid price of $1.00 per share at all times. Our stock has traded under $1.00 per share recently, our stock price could continue to trade below the $1.00 per share level and could remain at that level for any number of reasons, many of which are beyond our control. We believe that an increase in stock price that could result from a reverse stock split would substantially reduce the risk that Nasdaq would move to de-list our Common Stock.

The Board of Directors also believes that an increased stock price may encourage investor interest and improve the marketability and liquidity of our Common Stock. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. The Board of Directors believes that the anticipated higher market price resulting from a Reverse Split may reduce, to some extent, the negative effects on the liquidity and marketability of the Common Stock inherent in some of the policies and practices of institutional investors and brokerage firms described above. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

The Board of Directors believes that stockholder approval of proposals representing seven alternate exchange ratios provides us with flexibility to achieve the desired results of the Reverse Split, given market conditions at the time it is implemented. If the stockholders approve this proposal, then the Board of Directors would effect a Reverse Split only upon the Board of Directors’ determination that the Reverse Split would be in our best interests at that time. No further action on the part of stockholders will be required to either implement or abandon the Reverse Splits. The Board of Directors reserves its right to elect not to proceed, and to abandon, the Reverse Splits if it determines, in its sole discretion, that a Reverse Split is no longer in our best interests.

Potential Risks of the Reverse Stock Split

If the Board of Directors were to effect a Reverse Split, there can be no assurance that the bid price of the Common Stock will continue at a level in proportion to the reduction in the number of outstanding shares resulting from such Reverse Split. For example, based on the closing price on The Nasdaq Capital Market of our Common Stock on October 27, 2008 of $0.09 per share, if the Board of Directors decided to implement a reverse stock split at a ratio of 1-for-12, there can be no assurance that the post-split market price of our Common Stock would be $1.08, that is, twelve times the pre-split market price. Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split.

Additionally, the liquidity of our Common Stock could be affected adversely by the reduced number of shares outstanding after the reverse stock split. Although the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per-share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our Common Stock.

Principal Effects of a Reverse Stock Split

Common Stock

Our Common Stock is currently registered under Section 12(g) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. We do not expect any of the Reverse Splits proposed to affect the registration of our Common Stock under the Exchange Act. Our Common Stock is currently listed on The Nasdaq Capital Market and a Reverse Split would be implemented to facilitate our compliance with certain minimum bid price requirements relating to the price of our Common Stock.

After the effective date of any Reverse Split, each stockholder will own fewer shares of our Common Stock. However, the Reverse Split will generally affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the Reverse Split results in any of our stockholders receiving cash in lieu of fractional shares as described below. Proportionate voting rights and other rights and preferences of the holders of our Common Stock will not be affected by a Reverse Split other than as a result of the payment of cash in lieu of fractional shares. Further, the number of stockholders of record will not be affected by a Reverse Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the Reverse Split, as discussed below.

A Reverse Split is likely to result in some stockholders owning “odd-lots” of fewer than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions on “round-lots” of even multiples of 100 shares. A Reverse Split would not change the number of authorized shares of the Common Stock as designated by our Certificate of Incorporation. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance under our authorized pool of Common Stock would increase.

These additional shares of Common Stock would be available for issuance from time to time for corporate purposes such as raising additional capital, acquisitions of companies or assets and sales of stock or securities convertible into or exercisable for Common Stock. We believe that the availability of the additional shares will provide us with the flexibility to meet business needs as they arise and to take advantage of favorable opportunities. If we issue additional shares for any of these purposes, the ownership interest of our current stockholders would be diluted. Although we continually examine potential acquisitions of companies or assets or other favorable opportunities, there are no current plans or arrangements to issue any additional shares of our Common Stock for such purposes, other than in connection with our currently contemplated underwritten public offering.

These proposals have been prompted solely by the business considerations discussed in the preceding paragraphs. Nevertheless, the additional shares of Common Stock that would become available for issuance if a Reverse Split is effected could also be used by the Company’s management to oppose a hostile takeover attempt or delay or prevent changes in control or changes in or removal of management, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner. For example, without further stockholder approval, the Board of Directors could sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board of Directors. The Board of Directors is not aware of any pending takeover or other transactions that would result in a change in control of the Company, and the proposal was not adopted to thwart any such efforts.

The following table depicts, by way of example, the potential effects of a Reverse Split in the ratio of one to each Minimum Number, upon the number of shares of Common Stock outstanding, the number of shares of Common Stock reserved for future issuance and the number of authorized but unissued shares of Common Stock that would be available for issuance after the Reverse Split at each given ratio. As discussed above, the number of shares of Common Stock authorized for issuance under our Certificate of Incorporation would remain unaffected by the Reverse Split.

Reverse Split	Common Stock Outstanding (1)	Shares Reserved for Issuance (2)	Shares Available for Issuance (3)
As of October 24, 2008	41,099,088	27,659,094	6,241,818
1-for-2	20,549,544	13,829,547	40,620,909
1-for-4	10,274,772	6,914,773	57,810,454
1-for-8	5,137,386	3,457,387	66,405,227
1-for-10	4,109,909	2,765,909	68,124,182
1-for-12	3,424,924	2,304,924	69,270,151
1-for-15	2,739,939	1,843,940	70,416,121
1-for-20	2,054,954	1,382,955	71,562,091

(1)	Represents the total number of shares of Common Stock outstanding after the Reverse Split, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares.

(2)	Represents the total number of shares of Common Stock reserved for issuance pursuant to stock option plans, employee stock purchase plan and warrants

(3)
Represents the total number of shares of authorized Common Stock that will be neither outstanding nor reserved for issuance, but without giving effect to any changes resulting from the payment of cash in lieu of fractional shares. Also, does not take into consideration any increase in the number of shares reserved for issuance in connection with awards granted pursuant to equity incentive plans of the Company pursuant to Proposals 3 or 4, or any increase in the number of authorized shares of Common Stock pursuant to Proposal 12.

Options and Warrants

All outstanding options and warrants to purchase shares of our Common Stock would be adjusted as a result of any Reverse Split, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the Reverse Split that is effected. Also, the number of shares reserved for issuance under our existing stock option and equity incentive plans would be reduced proportionally based on the ratio of the Reverse Split.

Fractional Shares

No fractional shares of our Common Stock will be issued as a result of any Reverse Split. Instead, stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the applicable Minimum Number, upon surrender to the exchange agent of the certificates representing such fractional shares, shall be entitled to receive cash in an amount equal to the fair market value of any such fractional shares as described below.

In lieu of issuing fractional shares, we may either: (i) directly pay each stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the closing stock price of our Common Stock, as quoted on The Nasdaq Capital Market (or other principal market) the day after the Reverse Split becomes effective, multiplied by the fractional share amount, (ii) make arrangements with our transfer agent or exchange agent to aggregate all fractional shares otherwise issuable in the Reverse Split and sell these whole shares as soon as possible after the effective date at then prevailing market prices on the open market on behalf of those holders, and then pay each such holder its ratable portion of the sale proceeds, or (iii) elect to round fractions up to the nearest whole share.

Implementation and Exchange of Stock Certificates

If our stockholders approve this proposal and our Board of Directors decides to effectuate a Reverse Split, then we will file an amendment to our Certificate of Incorporation with the Delaware Secretary of State. The Reverse Split will become effective at the time specified in such Certificate of Amendment, which we refer to as the effective date.

As of the effective date of the Reverse Split, each certificate representing shares of our Common Stock before the Reverse Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of our Common Stock resulting from the Reverse Split, except that holders of unexchanged shares would not be entitled to receive any dividends or other distributions payable by the Company after the effective date until they surrender their old stock certificates for exchange. All shares underlying options and warrants and other securities would also be automatically adjusted on the effective date.

Our transfer agent, American Stock Transfer & Trust Company, is expected to act as the exchange agent for purposes of implementing the exchange of stock certificates. As soon as practicable after the effective date, stockholders and holders of securities exercisable for our Common Stock would be notified of the effectiveness of the Reverse Split. Stockholders of record would receive a letter of transmittal requesting them to surrender their old stock certificates for new stock certificates reflecting the adjusted number of shares as a result of the Reverse Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their shares. No new certificates would be issued to a stockholder until such stockholder has surrendered any outstanding certificates together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Split would continue to be valid and would represent the adjusted number of shares based on the ratio of the Reverse Split. Stockholders should not destroy any stock certificate and should not submit any certificates until they receive a letter of transmittal.

No Appraisal Rights

In connection with the approval of the Reverse Split, stockholders of the Company will not have a right to dissent and obtain payment for their shares under Delaware law or our Certificate of Incorporation or bylaws.

Tax Consequences

The following discussion sets forth the material United States federal income tax consequences that management believes will apply to us and our stockholders who are United States holders at the effective time of a Reverse Split. This discussion does not address the tax consequences of transactions effectuated prior to or after the Reverse Split, including, without limitation, the tax consequences of the exercise of options, warrants or similar rights to purchase stock. Furthermore, no foreign, state or local tax considerations are addressed herein. For this purpose, a United States holder is a stockholder that is: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Other than with respect to any cash payments received in lieu of fractional shares discussed below, no gain or loss should be recognized by a stockholder upon his or her exchange of pre- Reverse Split shares for post- Reverse Split shares. The aggregate tax basis of the post- Reverse Split shares received in the Reverse Split (including any fraction of a new share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre- Reverse Split shares exchanged therefor. The stockholder’s holding period for the post- Reverse Split shares will include the period during which the stockholder held the pre- Reverse Split shares surrendered in the Reverse Split.

A stockholder who receives cash in lieu of a fractional share that would otherwise be issued in the Reverse Split will be deemed for federal income tax purposes to have first received the fractional share, with a basis and holding period determined in accordance with the foregoing paragraph. The stockholder will then be deemed to have sold that fractional share back to the Company for the cash actually received. The receipt of cash in the deemed sale of a fractional share will result in a taxable gain or loss equal to the difference between the amount of cash received and the holder’s adjusted federal income tax basis in the fractional share. Gain or loss will generally be a capital gain or loss. Capital gain of a noncorporate United States holder is generally taxed at a lower rate than other income where the property has a holding period of more than one year. Deduction of capital losses are subject to limitation.

We should not recognize any gain or loss as a result of any Reverse Split.

Reservation of Rights

We reserve the right to abandon any and all Reverse Splits without further action by our stockholders at any time before the filing of the Certificate of Amendment to our Certificate of Incorporation with the Delaware Secretary of State, even if the Reverse Split has been authorized by our stockholders at the Annual Meeting, and by voting in favor of a Reverse Split you are expressly also authorizing us to determine not to proceed with the Reverse Split if we should so decide.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT, ALTERNATIVELY, AS DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION, ONE OF SEVEN DIFFERENT REVERSE STOCK SPLITS. The affirmative vote of stockholders holding a majority of the outstanding shares of the Company’s common stock is required to approve each of the seven alternate Reverse Splits. Broker non-votes and abstentions will have the same effect as votes against such proposals.

PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

(Proposal 12)

Our Board of Directors has authorized, and recommends that the stockholders approve, an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock that we are authorized to issue from 75 million to 200 million. A copy of the proposed Certificate of Amendment to effect such increase in our authorized Common Stock is attached hereto as Annex F.

Background

As a result of the acquisition of the assets of eBaum’s World, Inc. (“EBW”) in October 2007, we sold $28.1 million of convertible debentures. We have the ability to make payments under these obligations in our common stock or cash, at our discretion. As of October 15, 2008, we have 75 million shares authorized and approximately 42 million are issued and outstanding. While we currently have a standstill agreement in place with our senior lender, YA Global Investments, L.P. (“YA GLOBAL”), to forgo principal and interest payments through October 31, 2008.

Assuming (i) the payment in full of the stock portion of the purchase price for the assets of EBW, including the “earn out” payment, (ii) the payment in full of “performance earn out” payment of $1.05 million in common stock and (iii) the voluntary conversion by the holders of $24.6 million principal amount of convertible debt at the closing price of our common stock on October 15, 2008, of $0.09, we would be required to issue approximately 274 million shares of our common stock.

As a result, if the market price of our common stock is low at the relevant times, then we may be required to issue a number of shares of common stock under the asset purchase agreement and/or the convertible debentures that would be in excess of the 75 million shares of our common stock that are currently authorized. In such event, the securities purchase agreement would then require that we seek a further increase to the number of authorized shares of common stock. If our stockholders do not consent to this action, then we may not be able issue shares in payment of the convertible debentures or the “earn out” portions of the transaction whereby we acquired the assets of EBW.

Because the number of shares of common stock that we will be required to issue under the asset purchase agreement and the convertible debentures will depend in part on the future market prices of our common stock, we cannot currently determine the actual number of shares that we will be required to issue to satisfy our obligations under those agreements. In addition to our obligations under the asset purchase agreement and the convertible debentures and related warrants, we have outstanding options and warrants to purchase 9,168,082 shares of our common stock, $800,000 principal amount of notes payable that are presently convertible into 186,306 shares of our common stock and, subject to stockholder approval, 11,389,398 shares reserved for issuance pursuant to awards under the Company’s various equity incentive plans. We believe that, in connection with a Reverse Split described in Proposals 5, 6, 7, 8, 9, 10 or 11, 200 million authorized shares of common stock will be sufficient to satisfy our obligations under the asset purchase agreement, the convertible debentures, related warrants and outstanding securities that are exercisable for or convertible into shares of our common stock.

In addition, increasing the number of authorized shares of our common stock should ensure that we have a sufficient number of shares to satisfy our obligations under the asset purchase agreement with EBW, to provide for the conversion in full of the convertible debentures and the exercise of the related warrants. If we do not have a sufficient number of shares to satisfy our obligations under the asset purchase agreement or the convertible debentures and warrants, then we may be in default under one or both of those agreements.

Other benefits of increasing the number of authorized shares of our common stock include giving us flexibility:

•	to compensate our officers, directors and employees using shares of our common stock;

•	to raise additional capital in the future, if necessary, through sales of shares of our common stock; and

•	to issue shares of our common stock in potential future acquisitions.

Effect on Existing Stockholders

Amending our certificate of incorporation to increase the number of authorized shares of our common stock will not alter the number of shares presently issued or change the relative rights of holders of the issued and outstanding shares of our common stock. If this proposal is approved by our stockholders, the additional shares of common stock will be identical in all respects to our presently authorized shares of common stock. Our stockholders have no preemptive rights to purchase or subscribe for any newly issued shares of common stock. Therefore, the authorization and subsequent issuance of additional shares of common stock would, among other things, have a dilutive effect on the voting power, earnings per share and equity of existing stockholders. However, the actual effect on the present holders of common stock cannot be ascertained until additional shares of common stock are issued in the future. No dissenters' rights under the Delaware law are afforded to our stockholders as a result of the adoption of this resolution.

In addition, the power to issue a substantial number of shares of common stock could be used by incumbent management to make any change in control of our company more difficult. Under certain circumstances, such shares could be used to create voting impediments or to frustrate persons seeking to affect a takeover or otherwise gain control of our company. For example, additional shares of common stock could be sold to purchasers who might side with the Board of Directors in opposing a hostile takeover bid or to dilute the stock ownership of a person or entity seeking to obtain control of our company.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK. The affirmative vote of stockholders holding a majority of the outstanding shares of the Company’s common stock is required to approve the amendment to the Company’s Certificate of Incorporation. Broker non-votes and abstentions will have the same effect as votes against such proposal.

APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK TO ERIC’S UNIVERSE, INC. (F/K/A EBAUM’S WORLD, INC.), PURSUANT TO AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT BETWEEN THE COMPANY AND ERIC’S UNIVERSE

(Proposal 13)

Amendments to Financial Earn-Out

In October 2007, shareholders approved the acquisition of the assets of eBaum’s World, Inc. (“EBW”) pursuant to an Asset Purchase Agreement dated as of August 1, 2007 (the “APA”). One of the components of the transaction was a financial earn out whereby the former owners of the assets could earn up to $27.5 million of “earn-out” payments payable in a combination of cash and shares of our common stock upon achievement of certain performance milestones. Those milestones were based primarily upon the traffic performance of the ebaumsworld.com website. The calculation of the annual “earn out” payment was to be calculated as follows:

(a)	first, take the number of annual “page views” of ebaumsworld.com as reported by Google Analytics for the applicable year divided by 1,000 and multiplied by $1.55;

(b)	second, take the result of (a) and subtract certain operating expenses associated with operation of the business of EBW;

(c)	third, multiply the result of (b) by 6;

(d)	fourth, subtract $20 million from the product of (c) to arrive at the annual “earn-out amount;” and

(e)
finally, the actual “earn out” payment to eBaum’s World for the relevant year of the “earn out” period will equal the lesser of (i) the “earn out amount” for the relevant year of the “earn out” period plus the “earn-out amounts” for any prior years of the “earn-out” period less the amount of any “earn out” payments from prior years, and (ii) the potential cumulative “earn out” for the relevant year less the amount of any “earn out” payments from prior years.

The “earn out,” if earned, would be payable approximately 45% in cash and approximately 55% in a number of shares of our common stock equal to (i) the amount of such “earn out” payment payable in common stock, divided by (ii) the average of the closing prices of our common stock on the Nasdaq Capital Market for the ten (10) consecutive trading days immediately following the date on which such amount is conclusively determined. However, Eric’s Universe, Inc. (f/k/a eBaums World, Inc.) may elect to receive all or any portion of the “earn-out” that is otherwise payable in cash in shares of our common stock instead.

In July 2008, the Company and Eric’s Universe, Inc. (“EU”) modified the agreements to adjust the financial earn out, pursuant to which Eric’s Universe, Inc. could have earned up to $27.5 million in cash and stock through 2009 based largely on traffic generation, to be a financial earn out whereby Eric’s Universe, Inc. may earn up to $32.7 million through 2012, based on a cash flow test derived from a calculated EBITDA relating to the performance of ZVUE’s PopSauce network which includes ebaumsworld.com.

The price of our common stock around the time that “earn-out” payments are to be made cannot be known at this time, therefore an indeterminate number of shares of common stock may be issued pursuant to the “earn-out” provisions. The lower our stock price is at the relevant times, the greater the number of shares of our common stock we must issue as part of any “earn-out” payment, and there is no cap with respect to the number of shares that may be issued. The following tables demonstrate the number of shares of our common stock that would be issued to EU assuming approximately 60% of the potential cumulative “earn out” for each year of the “earn out” period, is paid in shares of common stock at 100%, 50% and 25% levels of achievement:

2008 Potential Cumulative “Financial Earn-Out” payable in Shares of Stock — $3.92 million

	Stock Consideration for	Stock Consideration for	Stock Consideration for
Average Stock	100% Achievement of	50% Achievement of	25% Achievement of
Price	Earn Out	Earn Out	Earn Out
$ 0.05	78,400,001	39,200,000	19,600,000
$ 0.10	39,200,000	19,600,000	9,800,000
$ 0.25	15,680,000	7,840,000	3,920,000
$ 0.50	7,840,000	3,920,000	1,960,000
$ 0.75	5,226,667	2,613,333	1,306,667
$ 1.00	3,920,000	1,960,000	980,000

2009 Potential Cumulative “Financial Earn-Out” payable in Shares of Stock — $7.84 million

	Stock Consideration for	Stock Consideration for	Stock Consideration for
Average Stock	100% Achievement of	50% Achievement of	25% Achievement of
Price	Earn Out	Earn Out	Earn Out
$ 0.05	156,800,002	78,400,001	39,200,000
$ 0.10	78,400,001	39,200,000	19,600,000
$ 0.25	31,360,000	15,680,000	7,840,000
$ 0.50	15,680,000	7,840,000	3,920,000
$ 0.75	10,453,333	5,226,667	2,613,333
$ 1.00	7,840,000	3,920,000	1,960,000

2010 Potential Cumulative “Financial Earn-Out” payable in Shares of Stock — $11.76 million

	Stock Consideration for	Stock Consideration for	Stock Consideration for
Average Stock	100% Achievement of	50% Achievement of	25% Achievement of
Price	Earn Out	Earn Out	Earn Out
$ 0.05	235,200,002	117,600,001	58,800,001
$ 0.10	117,600,001	58,800,001	29,400,000
$ 0.25	47,040,000	23,520,000	11,760,000
$ 0.50	23,520,000	11,760,000	5,880,000
$ 0.75	15,680,000	7,840,000	3,920,000
$ 1.00	11,760,000	5,880,000	2,940,000

2011 Potential Cumulative “Financial Earn-Out” payable in Shares of Stock — $15.68 million

	Stock Consideration for	Stock Consideration for	Stock Consideration for
Average Stock	100% Achievement of	50% Achievement of	25% Achievement of
Price	Earn Out	Earn Out	Earn Out
$ 0.05	313,600,003	156,800,002	78,400,001
$ 0.10	156,800,002	78,400,001	39,200,000
$ 0.25	62,720,001	31,360,000	15,680,000
$ 0.50	31,360,000	15,680,000	7,840,000
$ 0.75	20,906,667	10,453,333	5,226,667
$ 1.00	15,680,000	7,840,000	3,920,000

2012 Potential Cumulative “Earn-Out” payable in Shares of Stock — $19.6 million

	Stock Consideration for	Stock Consideration for	Stock Consideration for
Average Stock	100% Achievement of	50% Achievement of	25% Achievement of
Price	Earn Out	Earn Out	Earn Out
$ 0.05	392,000,004	196,000,002	98,000,001
$ 0.10	196,000,002	98,000,001	49,000,001
$ 0.25	78,400,001	39,200,000	19,600,000
$ 0.50	39,200,000	19,600,000	9,800,000
$ 0.75	26,133,334	13,066,667	6,533,333
$ 1.00	19,600,000	9,800,000	4,900,000

The “earn out” amount will only be issuable to the extent that the Popsauce Network under the management of Eric and Neil Bauman, meets certain minimum EBITDA thresholds. The “earn-out” payments which may be paid to EU are based on the achievement of certain pro forma EBITDA by the PopSauce Network subject to certain minimum thresholds. Should the network not achieve the minimum threshold, there will be no payment due to EU. The EBITDA targets are based on the historical and projected performance of the business focused on amount of cash flow generated by the websites comprising the PopSauce Network and the amount of operating expense actually incurred by the business.

In the event that, prior to the expiration of the “earn out” period,

•	all or substantially all of the assets of EBW are sold, transferred or assigned,

•	50% or more of the voting capital stock of EBW is sold, transferred or assigned to an unaffiliated third party in a single transaction or a series of transactions,

•	EBW is merged with or into another entity such that EBW is not the surviving entity nor the owner of greater than 50% of the voting equity interests of such surviving entity,

•	EBW materially changes the operation of, or ceases to conduct, its business in substantially the same manner as conducted as of the date of the APA,

•
we are delisted from the Nasdaq Capital Market, and not listed on a similar national stock exchange or over-the-counter market within 60 days, or we are the subject of any delisting notice or action which is not dismissed or discharged within 60 days, or

•	(vi) EBW terminates the employment of Eric Bauman without cause.

Then the entire “earn out” of $32.7 million less any “earn out” payments previously paid shall become immediately due and payable to EU.

We have agreed with the holder of our Senior Secured Convertible Debentures (“YA Global”) that upon payment of an “earn out” under the asset purchase agreement with EBW made at a time when the outstanding principal amount of the YA Global Investments’ convertible debentures exceeds certain minimums, YA Global will be entitled to a special redemption payment of up to 40% of the amount of the “earn out” payment and to convert any amount of its outstanding convertible debentures up to the excess of such “earn out” payment over any special redemption payment into shares of our common stock at a conversion price equal to $1.90, without giving effect to any volume limitations under such convertible debentures.

Amendments to Performance Earn-Out

In October 2007, shareholders approved the acquisition of the assets of EBW. One of the components of the transaction was a performance earn out whereby the former owners of the assets could earn up to $2.5 million of “earn-out” payments payable in cash based on successful completion of certain development projects. Through September 30, 2008, EU had earned approximately $847,000 of the payments and received another $310,000 as part of the amendment competed in July 2007. Under that amended agreement, the Company is obligated to remit an additional $90,000 to EU which will occur over the next 90 days. The amendment reduced the remaining amount due under the performance earn out to $1.05 million and amended the payment terms to be payable based on achieving new business targets, as opposed to development milestones, on specified dates through December 31, 2009.

The “earn out”, as amended and if earned, would be payable in cash, or common stock, at the Company’s discretion, in a number of shares of our common stock equal to (i) the amount of such “earn out” payment payable in common stock, divided by (ii) the average of the closing prices of our common stock on the Nasdaq Capital Market for the ten (10) consecutive trading days immediately following the date on which such amount is conclusively determined.

The price of our common stock around the time that the performance “earn-out” payments are to be made cannot be known at this time, therefore an indeterminate number of shares of common stock may be issued pursuant to the “earn-out” provisions. The lower our stock price is at the relevant times, the greater the number of shares of our common stock we must issue as part of any “earn-out” payment, and there is no cap with respect to the number of shares that may be issued. The following tables demonstrate the number of shares of our common stock that would be issued to EU assuming approximately 100% of the potential cumulative “earn out” was paid in shares of common stock at 100%, 50% and 25% levels of achievement:

Potential Cumulative “Performance Earn-Out” payable in Shares of Stock — $1.05 million

	Stock Consideration for	Stock Consideration for	Stock Consideration for
Average Stock	100% Achievement of	50% Achievement of	25% Achievement of
Price	Earn Out	Earn Out	Earn Out
$ 0.05	21,000,000	10,500,000	5,250,000
$ 0.10	10,500,000	5,250,000	2,625,000
$ 0.25	4,200,000	2,100,000	1,050,000
$ 0.50	2,100,000	1,050,000	525,000
$ 0.75	1,400,000	700,000	350,000
$ 1.00	1,050,000	525,000	262,500

The “earn out” amount will only be issuable to the extent that the mutually agreed upon business targets are achieved. Should business targets not be achieved, there will be no payment due to EU.

In the event that, prior to the expiration of the “earn out” period,
•	all or substantially all of the assets of EBW are sold, transferred or assigned,

•	50% or more of the voting capital stock of EBW is sold, transferred or assigned to an unaffiliated third party in a single transaction or a series of transactions,

•	EBW is merged with or into another entity such that EBW is not the surviving entity nor the owner of greater than 50% of the voting equity interests of such surviving entity,

•	EBW materially changes the operation of, or ceases to conduct, its business in substantially the same manner as conducted as of the date of the asset purchase agreement,

•
we are delisted from the Nasdaq Capital Market, and not listed on a similar national stock exchange or over-the-counter market within 60 days, or we are the subject of any delisting notice or action which is not dismissed or discharged within 60 days, or

•	(vi) EBW terminates the employment of Eric Bauman without cause.

Then the entire “earn out” of $1.05 million less any “earn out” payments previously paid shall become immediately due and payable to EU.

Letter Agreement Modifying Amendment No. 1

Amendment No. 1 to the APA was further modified by a Letter Agreement dated October 6, 2008. Under the letter agreement, the parties agreed that the Company shall not issue EU any common stock unless, and until, the Company has obtained stockholder approval for such issuance in accordance with NASDAQ Marketplace Rule 4350(i) that would not have been required to be issued by the Company to EU by the APA without giving effect to Amendment No.1. In lieu of any issuance of any common stock that would have been required by the APA, as amended by Amendment No.1, but for the above, the letter agreement provided that the Company shall issue a promissory note in favor of EU, in form identical to the Earn Out Promissory Note, as described in Amendment No. 1, in principal amount equal to the aggregate dollar value of such common stock, based upon the same valuation as set forth for such common stock in the APA, as amended by Amendment No. 1.

Reasons We Need Stockholder Approval

Our common stock is listed on the Nasdaq Capital Market and therefore we are subject to Rule 4350 of the Nasdaq Marketplace Rules. Rule 4350 requires stockholder approval of (i) the issuance of a number of shares of common stock in excess of 20% of outstanding shares in connection with an acquisition or at prices below the book or market value of our common stock; (ii) the sale to our employees, officers and directors of any shares of common stock or securities convertible into shares of common stock at a price below the book or market value of our common stock and (iii) material amendments to existing equity compensation plans. The aggregate number of shares of our common stock that we may issue in connection with Amendment No. 1 could exceed 20% of the outstanding shares of our common stock. In addition, we may issue in excess of 20% of our outstanding shares of common stock at prices below the book or market value of our common stock pursuant to the financial earn-out of performance earn-out as revised by Amendment No. 1. Furthermore, Eric Bauman, President, of our subsidiary, eBaums World, Inc., and Neil Bauman, Vice President of our subsidiary, eBaums World, Inc., are the two principals and equity owners of EU. The revisions to the financial earn-out of performance earn-out arrangements effected by Amendment No. 1 may be deemed an amendment to an equity compensation plan of the Company.

Vote Required and the Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE POTENTIAL ISSUANCE OF SHARES OF THE COMPANY’S COMMON STOCK TO ERIC’S UNIVERSE, INC. (F/K/A EBAUM’S WORLD, INC.), PURSUANT TO AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT BETWEEN THE COMPANY AND ERIC’S UNIVERSE. The affirmative vote of a majority of the votes cast at the Annual Meeting with respect to this matter is required to approve the issuance of shares of Common Stock to Eric’s Universe, Inc. pursuant to Amendment No. 1 to the Asset Purchase Agreement. Broker non-votes and abstentions will have no effect on the outcome of the vote.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented for a vote at the Annual Meeting. If, however, any other matter should properly come before the Annual Meeting or any adjournment thereof, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the Board of Directors, or in the absence of such directions, in their own best judgment.

Ý PLEASE DETACH HERE Ý

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 31, 2008

612 Howard Street
Suite 600
San Francisco, CA 94105
(415) 495-6470
Fax:  (415) 495-7708

The undersigned hereby constitutes and appoints Conrad Lowry and Mark Heyert, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of ZVUE CORPORATION. (“ZVUE”), to be held on December 31, 2008, and at any adjournment or postponement thereof. This proxy, when properly executed and returned in a timely manner, will be voted at this annual meeting and any adjournment or postponement thereof in the manner described herein. If no contrary indication is made, the proxy will be voted: FOR Proposal 1, the election of the seven director nominees named herein; FOR Proposal 2, ratification of the appointment by the Audit Committee of Salberg & Company, P.A. as ZVUE’s independent registered public accounting firm for the fiscal year ending December 31, 2008; FOR Proposal 3, approval of an amendment to the 2007 Incentive Stock Plan; FOR Proposal 4, approval of the adoption of the ZVUE 2008 Incentive Stock Plan; FOR each of Proposals 5, 6, 7, 8, 9, 10 and 11, approval of amendments to ZVUE’s Certificate of Incorporation to effect reverse stock splits in various ratios; FOR Proposal 12, approval of an amendment to ZVUE’s Certificate of Incorporation to increase the authorized common stock; FOR Proposal 13, approval of the potential issuance of shares of common stock to Eric’s Universe, Inc.; and as to all other matters which may come before the meeting, in accordance with the judgment of the persons named as proxies herein.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE FOR VOTING INSTRUCTIONS.

THE BOARD OF DIRECTORS RECOMMENDS A “FOR” VOTE FOR ITEMS 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 AND 13.

PROPOSAL 1: Election of directors.

NOMINEE	☐ VOTE FOR ALL NOMINEES (EXCEPT AS MARKED)	☐ VOTE WITHHELD FROM ALL NOMINEES

01 Ulysses S. Curry
02 William Keating
03 Carl Page
04 John Durham
05 Mark Mansfield
06 Jason Lyons
07 Mart Bailey

Instructions to PROPOSAL 1: To Withhold Authority To Vote For Any Indicated Nominee, Write The Number(S) Of The Nominee(S) In The Box Provided To The Right.

PROPOSAL 2: To ratify the appointment of SALBERG & COMPANY P.A. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 3: To amend The 2007 Incentive Stock Issuance Plan to increase the total available shares under the plan to 8.5 million.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 4: To adopt The 2008 Incentive Stock Issuance Plan.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 5: To approve a one-for-two (1-for-2) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 6: To approve a one-for-four (1-for-4) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 7: To approve a one-for-eight (1-for-8) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 8: To approve a one-for-ten (1-for-10) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 9: To approve a one-for-twelve (1-for-12) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 10: To approve a one-for-fifteen (1-for-15) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 11: To approve a one-for-twenty (1-for-20) reverse stock split.	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 12: To approve an amendment to our Certificate of Incorporation to increase the number of shares of our common stock that we are authorized to issue from 75,000,000 to 200,000,000	☐ Vote For	☐ Against	☐ Abstain

PROPOSAL 13: To approve the potential issuance of shares of our common stock to Eric’s Universe, Inc. (f/k/a eBaum’s World, Inc.), an affiliate of the President and Vice President of our subsidiary, eBaum’s World, Inc., pursuant to Amendment No. 1 to the Asset Purchase Agreement between us and Eric’s Universe.
	☐ Vote For	☐ Against	☐ Abstain

At the proxies’ discretion on any other matters which may properly come before the meeting or any adjournment or postponement thereof.

I plan to attend the meeting ☐
I do not plan to attend the meeting ☐

Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
This proxy card should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, all should sign.

Signature 1	Signature 2	Date (dd/mm/yyyy)
________________________	________________________	________ / ________ / ________

APPENDIX A: ZVUE CORPORATION

NOMINATING COMMITTEE CHARTER

Purpose

The purpose of the Nominating Committee (the “Committee”) of the Board of Directors (the “Board”) will be to (i) identify, review and evaluate candidates to serve on the Board; (ii) serve as a focal point for communication between Board candidates, non-committee Board members and the Company’s management; and (iii) recommend such candidates to the Board.

Organization

The Committee shall consist of three or more directors, each of whom shall satisfy the applicable independence requirements of NASDAQ and any other regulatory requirements.

The Committee members shall be elected by the Board at a meeting of the Board of Directors; members shall serve until their successors shall be duly elected and qualified. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a Chairman by vote of a majority of the full Committee.

The Committee may form and delegate authority to subcommittees when appropriate.

Meetings

The Committee will meet at appropriate times throughout the year. Special meetings may be convened as required. The chairperson of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee shall ensure that the agenda for each meeting is circulated to each Committee member in advance of the meeting.

Duties and Responsibilities

The Committee has the following duties:

1.	Identify potential candidates for membership on the Board, and the Committee shall have the sole authority to retain and terminate any search firm used to identify candidates for the Board;

2.	Gather information on such candidates, conduct inquiries into the backgrounds and qualifications of such candidates, and conduct interviews and meetings with such candidates or their references;

3.	Make recommendations to the Board regarding overall Board composition and makeup, including having a majority of independent directors on the Board;

4.
Make recommendations to the Board regarding the composition and size of the Board, with the goal of ensuring that the Board has the proper expertise and its membership consists of persons with sufficiently diverse backgrounds;

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5.	Make recommendations to the Board with regard to the criteria for selection of Board members;

6.	Assist the Board in planning for continuity on the Board as existing Board members retire or rotate off the Board;

7.	Review and recommend to the Board an appropriate course of action upon the resignation of current Board members;

8.	Recommend to the Board persons to be members of Board committees;

9.	Have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors in connection with the performance of its duties and responsibilities; and

10.	Take such other action within the Committee’s scope of duties, that are in the best interests of the Company and its stockholders, as the Committee shall deem appropriate.

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APPENDIX B: ZVUE CORPORATION

AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the Audit Committee (the “Committee”). The Committee shall review and reassess this charter at least annually and obtain the approval of the Board of Directors (the “Board”). The Committee shall be appointed by the Board and shall be comprised of at least three directors, each of whom shall be independent as defined by applicable NASDAQ rules and regulations, as well as meet the criteria for independence set forth in the Securities Exchange Act of 1934, as amended (the “Act”). In general, members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All Committee members must not have participated in the preparation of the financial statements of the Company or any other current subsidiary of the Company at any time during the past three years and shall be financially literate, being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow, or shall become financially literate within a reasonable period of time after appointment to the Committee. At least one member shall have accounting or related financial management expertise, thereby qualifying as a “Financial Expert” as contemplated by the Nasdaq rules and the Act. The identity of such member(s) shall be disclosed in Periodic Filings as required by the Act.

Statement of Policy

The Committee shall provide assistance to the Board in fulfilling their oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, registered public accounting firm, and management of the Company in discharging its oversight role. The Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the registered public accounting firm is responsible for auditing those financial statements. The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring responsibilities of the Committee. The responsibilities are set forth as a guide with the understanding that the Committee may supplement them as appropriate, including any changes required by them to carry out its duties, including those required by changes in the policies of The NASDAQ Stock Market.

The responsibilities of the Committee shall include:

1.
Directly appointing, compensating, retaining and overseeing the registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and the registered public accounting firm shall report directly to the Committee;

2.	Reviewing this charter on an annual basis and updating it as conditions dictate;

3.	Providing oversight and monitoring of Company management and the registered public accounting firm and their activities, with respect to the Company’s financial reporting process;

4.	Under its ultimate authority, evaluating and, where appropriate, replacing the registered public accounting firm;

5.
Discussing with the registered public accounting firm the overall scope and plans for their audit, including their approach and independence, and discussing with the Company’s accounting department the adequacy of staffing;

6.
Discussing with management, the Company’s accounting department and the registered public accounting firm the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs;

7.
Reviewing the performance of the registered public accounting firm with the understanding of both management and the registered public accounting firm, that the registered public accounting firm is ultimately accountable to the Board and the Committee, as representatives of the Company’s stockholders;

8.	Resolving disagreements between Company’s management and the registered public accounting firm regarding financial reporting;

9.
Requesting from the registered public accounting firm a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

10.
Reviewing the interim financial statements with management and the registered public accounting firm prior to the filing of the Company’s Quarterly Report on Form 10-Q or Form 10-QSB, as the case may be;

11.	Discussing with the Company’s registered public accounting firm the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

12.
Reviewing with management and the registered public accounting firm, the financial statements to be included in the Company’s Annual Report on Form 10-K or 10-KSB, as the case may be, including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements;

13.
Providing a report in the Company’s proxy statement in accordance with the requirements of Item 306 of Regulation S-K or Item 306 of Regulation S-B, as the case may be, and Item 7(d)(3) of Schedule 14A;

14.	Discussing the results of the quarterly review and any other matters required to be communicated to the Committee by the registered public accounting firm under generally accepted auditing standards;

15.	Discussing the results of the annual audit and any other matters required to be communicated to the Committee by the registered public accounting firm under generally accepted auditing standards;

16.	Reviewing the Committee’s own structure, processes and membership requirements;

17.
Establishing procedures to receive and respond, on a confidential basis, to concerns regarding questionable accounting or auditing matters, or complaints (from employees and others) regarding the Company’s accounting, internal accounting controls and audit matters;

18.	Pre-approve all non-audit services to be provided to the Company by the registered public accounting firm;

19.	Have the authority to consult with and retain legal, accounting and other experts in connection with the performance of its duties and responsibilities;

20.	Performing such other duties as may be requested by the Board, or as the Committee shall deem appropriate;

21.	Funding compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

22.	Funding compensation to any advisers employed by the Committee; and

23.	Funding ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Meetings

The Committee will meet at appropriate times throughout the year, with face-to-face meetings with the outside auditors as determined to be appropriate, in order to completely discharge its responsibilities as outlined in this charter. The Committee may establish its own schedule, which it will provide to the Board in advance.

The Committee will meet separately with the registered public accounting firm as well as members of the Company’s management as it deems appropriate in order to review the financial controls of the Company.

Minutes

The Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Reports

Apart from the report prepared pursuant to Item 306 of Regulation S-K, as the case may be, and Item 7(d)(3) of Schedule 14A, the Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with this charter.

APPENDIX C: ZVUE CORPORATION

COMPENSATION COMMITTEE CHARTER

Purpose

The primary purposes of the Compensation Committee (the “Committee”) are to (i) assist the Board of Directors (the “Board”) in discharging its responsibilities with respect to compensation and benefits of the Company’s executive officers and directors, (ii) produce an annual report on executive compensation for inclusion in the Company’s proxy statement in accordance with the applicable rules and regulations and (iii) administer the Company’s stock option plans.

Committee Membership and Qualifications

The Committee shall consist of no fewer than three persons, each of whom shall be a member of the Board. Except as permitted by applicable rules of The Nasdaq Stock Market, Inc. (the “Nasdaq”), each member of the Committee shall qualify as an independent director under criteria established by the applicable listing standards of the Nasdaq and other applicable laws and regulations.

Committee members shall be elected by the Board at a meeting of the Board; members shall serve until their successors shall be duly elected and qualified. The Board may, at any time, remove any member of the Committee and fill the vacancy created by such removal. The Committee’s chairman shall be designated by the full Board, comprising a majority of independent directors, or the full Committee.

Committee Authority and Responsibilities

The Committee shall have the power and authority of the Board to perform the following duties and to fulfill the following responsibilities:

1.	Determine all compensation for the Chief Executive Officer, including incentive-based and equity-based compensation;

2.	Review and approve corporate goals relevant to the compensation of the Chief Executive Officer and evaluate the Chief Executive Officer’s performance in light of these goals and objectives;

3.
Consider, in determining the long-term incentive component of compensation for the Chief Executive Officer, the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies, and the awards given to the Company’s Chief Executive Officer in past years;

4.
Review and approve incentive-based or equity-based compensation plans in which the Company’s executive officers participate, and review and approve salaries, incentive and equity awards for other executive officers;

5.	Approve all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;

6.
Periodically review and advise the Board concerning both regional and industry-wide compensation practices and trends in order to assess the adequacy and competitiveness of the Company’s compensation programs for the Chief Executive Officer, other executive officers and directors relative to comparable companies in the Company’s industry;

7.	Develop guidelines and review the compensation and performance of executive officers of the Company;

8.	Review and propose to the Board, from time to time, changes in director compensation;

9.	Prepare an annual report on executive compensation for inclusion in the Company’s proxy statement for the annual meeting of stockholders, in accordance with applicable rules and regulations;

10.	Administer the Company’s various stock option plans;

11.	Review and establish appropriate coverage for the Company’s D&O insurance;

12.	Update and advise the Board regarding potential and upcoming changes in SEC requirements and/or disclosures;

13.	Annually review and reassess the adequacy of this charter and recommend any proposed changes to the Board for approval; and

14.	Perform any other activities under this charter, the Company’s by-laws or governing law as the Committee or the Board deems appropriate.

Meetings

The Committee will meet at appropriate times throughout the year. Special meetings may be convened as required. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and, if a quorum is present, any action approved by at least a majority of the members present shall represent the valid action of the Committee. The chairman of the Committee will preside at each meeting and, in consultation with the other members of the Committee, will set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The Committee may form subcommittees and delegate authority to them or to one or more of its members when appropriate.

The Chief Executive Officer may not be present during voting or deliberations relating to his or her compensation.

Committee Resources

The Committee shall have the authority to obtain advice and seek assistance from consultants, legal counsel, accounting or other advisors as appropriate to perform its duties hereunder and to determine the terms, costs and fees for such engagements. Without limitation, the Committee shall have the authority to retain or terminate any consulting firm used to evaluate director, Chief Executive Officer or other executive compensation, and to determine and approve the terms of engagement and the fees and costs for such engagements. The fees and costs of any consultant or advisor engaged by the Committee to assist in it in performing any duties hereunder shall be borne by the Company.

Minutes

The Committee shall maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

APPENDIX D: ZVUE CORPORATION

2008 INCENTIVE STOCK PLAN

1. Purpose and Background of the Plan.

This 2008 Incentive Stock Plan (the “Plan”) is intended as an incentive, to retain as consultants and advisors to ZVUE Corporation , a Delaware corporation (the “Company”), and any Subsidiary of the Company, within the meaning of Section 424(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”), persons of training, experience and ability, to attract new consultants and advisors whose services are considered valuable, to encourage the sense of proprietorship and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. The Plan permits the grant of nonqualified stock options ( “Options”) and awards of restricted stock (“Restricted Stock”).

The Plan is intended to satisfy the performance-based compensation exception to the limitation on the Company’s tax deductions imposed by Section 162(m) of the Code with respect to those Options for which qualification for such exception is intended. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company’s intent as stated in this Section 1.

2. Administration of the Plan.

The Board of the Company (the “Board”) shall appoint and maintain as administrator of the Plan a Committee (the “Committee”) consisting of two or more directors who are (i) “Independent Directors” ( as such terms is defined under the rules of the NASDAQ Stock Market), (ii) “Non-Employee Directors” (as such term is defined in Rule 16b-3 (“Rule 16b-3”) promulgated under the Securities Exchange Act of 1934, as amended) and (iii) “Outside Directors” (as such term is defined in Section 162(m) of the Code), which shall serve at the pleasure of the Board (“Outside Directors”). The Committee, subject to Sections 3, 5 and 6 hereof, shall have full power and authority to designate recipients of Options and Restricted Stock and to determine the terms and conditions of the respective Option and Restricted Stock agreements (which need not be identical) and to interpret the provisions and supervise the administration of the Plan.

Subject to the provisions of the Plan, the Committee shall interpret the Plan and all Options and Restricted Stock granted under the Plan, shall make such rules as it deems necessary for the proper administration of the Plan, shall make all other determinations necessary or advisable for the administration of the Plan and shall correct any defects or supply any omission or reconcile any inconsistency in the Plan or in any Options or Restricted Stock granted under the Plan in the manner and to the extent that the Committee deems desirable to carry into effect the Plan or any Options or Restricted Stock. The act or determination of a majority of the Committee shall be the act or determination of the Committee and any decision reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made by a majority at a meeting duly held. Subject to the provisions of the Plan, any action taken or determination made by the Committee pursuant to this and the other Sections of the Plan shall be conclusive on all parties.

In the event that for any reason the Committee is unable to act or if the Committee at the time of any grant, award or other acquisition under the Plan does not consist of two or more Non-Employee Directors, or if there shall be no such Committee, then the Plan shall be administered by the Board, and references herein to the Committee (except in the proviso to this sentence) shall be deemed to be references to the Board, and any such grant, award or other acquisition may be approved or ratified in any other manner contemplated by subparagraph (d) of Rule 16b-3.

3. Designation of Optionees and Grantees.

The persons eligible for participation in the Plan as recipients of Options (the “Optionees”) or Restricted Stock (the “Grantees” and together with Optionees, the “Participants”) shall include consultants and advisors to the Company or any Subsidiary if and only if

(i) They are natural persons;

(ii) They provide bona fide services to the Company; and

(iii) The services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

In selecting Participants, and in determining the number of shares to be covered by each Option or share of Restricted Stock granted to Participants, the Committee may consider any factors it deems relevant, including without limitation, the Participant’s relationship to the Company, the Participant’s degree of responsibility for and contribution to the growth and success of the Company or any Subsidiary, the Participant’s length of service and potential. A Participant who has been granted an Option or Restricted Stock hereunder may be granted an additional Option or Options, or Restricted Stock if the Committee shall so determine.

The Committee may grant Options or award Restricted Stock at any time .

4. Stock Reserved for the Plan.

Subject to adjustment as provided in Section 8 hereof, a total of 6,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Stock”), shall be subject to the Plan. The maximum number of shares of Stock that may be subject to Options shall conform to any requirements applicable to performance-based compensation under Section 162(m) of the Code, if qualification as performance-based compensation under Section 162(m) of the Code is intended. The shares of Stock subject to the Plan shall consist of unissued shares, treasury shares or previously issued shares held by any Subsidiary of the Company, and such amount of shares of Stock shall be and is hereby reserved for such purpose. Any of such shares of Stock that may remain unsold and that are not subject to outstanding Options at the termination of the Plan shall cease to be reserved for the purposes of the Plan, but until termination of the Plan the Company shall at all times reserve a sufficient number of shares of Stock to meet the requirements of the Plan. Should any Option or Restricted Stock expire or be canceled prior to its exercise or vesting in full or should the number of shares of Stock to be delivered upon the exercise or vesting in full of an Option or Restricted Stock be reduced for any reason, the shares of Stock theretofore subject to such Option or Restricted Stock may be subject to future Options or Restricted Stock under the Plan, except where such reissuance is inconsistent with the provisions of Section 162(m) of the Code where qualification as performance-based compensation under Section 162(m) of the Code is intended.

5. Terms and Conditions of Options.

Options granted under the Plan shall be subject to the following conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Option Price. The purchase price of each share of Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of such share of Stock on the date the Option is granted. The exercise price for each Option shall be subject to adjustment as provided in Section 8 below. “Fair Market Value” means the closing price on the final trading day immediately prior to the grant of publicly traded shares of Stock on the principal securities exchange on which shares of Stock are listed (if the shares of Stock are so listed), or, if not so listed, the mean between the closing bid and asked prices of publicly traded shares of Stock in the over the counter market, or, if such bid and asked prices shall not be available, as reported by any nationally recognized quotation service selected by the Company, or as determined by the Committee in a manner consistent with the provisions of the Code. Anything in this Section 5(a) to the contrary notwithstanding, in no event shall the purchase price of a share of Stock be less than the minimum price permitted under the rules and policies of any national securities exchange on which the shares of Stock are listed.

(b) Option Term. The term of each Option shall be fixed by the Committee, but no Option shall be exercisable more than ten years after the date such Option is granted.

(c) Exercisability. Subject to Section 5(j) hereof, Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant; provided, however, that in the absence of any Option vesting periods designated by the Committee at the time of grant, Options shall vest and become exercisable as to one-third of the total amount of shares subject to the Option on each of the first, second and third anniversaries of the date of grant.

Upon the occurrence of a “Change in Control” (as hereinafter defined), the Committee may accelerate the vesting and exercisability of outstanding Options, in whole or in part, as determined by the Committee in its sole discretion. In its sole discretion, the Committee may also determine that, upon the occurrence of a Change in Control, each outstanding Option shall terminate within a specified number of days after notice to the Optionee thereunder, and each such Optionee shall receive, with respect to each share of Company Stock subject to such Option, an amount equal to the excess of the Fair Market Value of such shares immediately prior to such Change in Control over the exercise price per share of such Option; such amount shall be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or a combination thereof, as the Committee shall determine in its sole discretion.

For purposes of the Plan, a Change in Control shall be deemed to have occurred if:

(i) a tender offer (or series of related offers) shall be made and consummated for the ownership of 50% or more of the outstanding voting securities of the Company, unless as a result of such tender offer more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to the commencement of such offer), any employee benefit plan of the Company or its Subsidiaries, and their affiliates;

(ii) the Company shall be merged or consolidated with another corporation, unless as a result of such merger or consolidation more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to such transaction), any employee benefit plan of the Company or its Subsidiaries, and their affiliates;

(iii) the Company shall sell substantially all of its assets to another corporation that is not wholly owned by the Company, unless as a result of such sale more than 50% of such assets shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to such transaction), any employee benefit plan of the Company or its Subsidiaries and their affiliates; or

(iv) a Person (as defined below) shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record), unless as a result of such acquisition more than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the stockholders of the Company (as of the time immediately prior to the first acquisition of such securities by such Person), any employee benefit plan of the Company or its Subsidiaries, and their affiliates.

For purposes of this Section 5(c), ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(I)(i) (as in effect on the date hereof) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, for such purposes, “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof; however, a Person shall not include (A) the Company or any of its Subsidiaries; (B) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries; (C) an underwriter temporarily holding securities pursuant to an offering of such securities; or (D) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company.

(d) Method of Exercise. Options to the extent then exercisable may be exercised in whole or in part at any time during the option period, by giving written notice to the Company specifying the number of shares of Stock to be purchased, accompanied by payment in full of the purchase price, in cash, or by check or such other instrument as may be acceptable to the Committee. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may be made at the election of the Optionee (i) in the form of Stock owned by the Optionee (based on the Fair Market Value of the Stock which is not the subject of any pledge or security interest, (ii) in the form of shares of Stock withheld by the Company from the shares of Stock otherwise to be received with such withheld shares of Stock having a Fair Market Value equal to the exercise price of the Option, or (iii) by a combination of the foregoing, such Fair Market Value determined by applying the principles set forth in Section 5(a), provided that the combined value of all cash and cash equivalents and the Fair Market Value of any shares surrendered to the Company is at least equal to such exercise price. An Optionee shall have the right to dividends and other rights of a stockholder with respect to shares of Stock purchased upon exercise of an Option at such time as the Optionee (i) has given written notice of exercise and has paid in full for such shares, and (ii) has satisfied such conditions that may be imposed by the Company with respect to the withholding of taxes.

(e) Non-transferability of Options. Options are not transferable and may be exercised solely by the Optionee during his lifetime or after his death by the person or persons entitled thereto under his will or the laws of descent and distribution. The Committee, in its sole discretion, may permit a transfer of an Option to (i) a trust for the benefit of the Optionee, (ii) a member of the Optionee’s immediate family (or a trust for his or her benefit) or (iii) pursuant to a domestic relations order. Any attempt to transfer, assign, pledge or otherwise dispose of, or to subject to execution, attachment or similar process, any Option contrary to the provisions hereof shall be void and ineffective and shall give no right to the purported transferee.

(f) Termination by Death. Unless otherwise determined by the Committee, if any Optionee’s service to the Company or any Subsidiary terminates by reason of death, the Option may thereafter be exercised, to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of one (1) year after the date of such death (or, if later, such time as the Option may be exercised pursuant to Section 14(d) hereof) or until the expiration of the stated term of such Option as provided under the Plan, whichever period is shorter.

(g) Termination by Reason of Disability. Unless otherwise determined by the Committee, if any Optionee’s service to the Company or any Subsidiary terminates by reason of total and permanent disability, any Option held by such Optionee may thereafter be exercised, to the extent it was exercisable at the time of termination due to disability (or on such accelerated basis as the Committee shall determine at or after grant), but may not be exercised after ninety (90) days after the date of such termination of employment or service (or, if later, such time as the Option may be exercised pursuant to Section 14(d) hereof) or the expiration of the stated term of such Option, whichever period is shorter; provided, however, that, if the Optionee dies within such ninety (90) day period, any unexercised Option held by such Optionee shall thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of one (1) year after the date of such death (or, if later, such time as the Option may be exercised pursuant to Section 14(d) hereof) or for the stated term of such Option, whichever period is shorter.

(h) Other Termination. Unless otherwise determined by the Committee and except as is provided below, if any Optionee’s service to the Company or any Subsidiary terminates for any reason other than death or disability, the Option shall thereupon terminate, except that the portion of any Option that was exercisable on the date of such termination of service may be exercised for the lesser of ninety (90) days after the date of termination (or, if later, such time as to Option may be exercised pursuant to Section 14(d) hereof) or the balance of such Option’s term, which ever period is shorter. The transfer of an Optionee from service to the Company to service to a Subsidiary, or vice versa, or from one Subsidiary to another, shall not be deemed to constitute a termination of service for purposes of the Plan.

(i) In the event that the Optionee’s service with the Company or any Subsidiary is terminated by the Company or such Subsidiary for “cause” any unexercised portion of any Option shall immediately terminate in its entirety. For purposes hereof, “Cause” shall exist upon a good-faith determination by the Board, following a hearing before the Board at which an Optionee was represented by counsel and given an opportunity to be heard, that such Optionee has been accused of fraud, dishonesty or act detrimental to the interests of the Company or any Subsidiary of the Company or that such Optionee has been accused of or convicted of an act of willful and material embezzlement or fraud against the Company or of a felony under any state or federal statute.

6. Terms and Conditions of Restricted Stock.

Restricted Stock may be granted under this Plan aside from, or in association with, any other award and shall be subject to the following conditions and shall contain such additional terms and conditions (including provisions relating to the acceleration of vesting of Restricted Stock upon a Change of Control), not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Grantee rights. A Grantee shall have no rights to an award of Restricted Stock unless and until Grantee accepts the award within the period prescribed by the Committee and, if the Committee shall deem desirable, makes payment to the Company in cash, or by check or such other instrument as may be acceptable to the Committee. After acceptance and issuance of a certificate or certificates, as provided for below, the Grantee shall have the rights of a stockholder with respect to Restricted Stock subject to the non-transferability and forfeiture restrictions described in Section 6(d) below.

(b) Issuance of Certificates. The Company shall issue in the Grantee’s name a certificate or certificates for the shares of Common Stock associated with the award promptly after the Grantee accepts such award.

(c) Delivery of Certificates. Unless otherwise provided, any certificate or certificates issued evidencing shares of Restricted Stock shall not be delivered to the Grantee until such shares are free of any restrictions specified by the Committee at the time of grant.

(d) Forfeitability, Non-transferability of Restricted Stock. Shares of Restricted Stock are forfeitable until the terms of the Restricted Stock grant have been satisfied. Shares of Restricted Stock are not transferable until the date on which the Committee has specified such restrictions have lapsed. Unless otherwise provided by the Committee at or after grant, distributions in the form of dividends or otherwise of additional shares or property in respect of shares of Restricted Stock shall be subject to the same restrictions as such shares of Restricted Stock.

(e) Change of Control. Upon the occurrence of a Change in Control as defined in Section 5(c), the Committee may accelerate the vesting of outstanding Restricted Stock, in whole or in part, as determined by the Committee, in its sole discretion.

(f) Termination of Service. Unless otherwise determined by the Committee at or after grant, in the event the Grantee ceases to be of service to or otherwise associated with the Company for any other reason, all shares of Restricted Stock theretofore awarded to him which are still subject to restrictions shall be forfeited and the Company shall have the right to complete the blank stock power. The Committee may provide (on or after grant) that restrictions or forfeiture conditions relating to shares of Restricted Stock will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

7. Term of Plan.

No Option or Restricted Stock shall be granted pursuant to the Plan on the date which is ten years from the effective date of the Plan, but Options theretofore granted may extend beyond that date.

8. Capital Change of the Company.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, the Committee shall make an appropriate and equitable adjustment in the number and kind of shares reserved for issuance under the Plan and in the number and option price of shares subject to outstanding Options granted under the Plan, to the end that after such event each Optionee’s proportionate interest shall be maintained (to the extent possible) as immediately before the occurrence of such event. Appropriate adjustments shall also be made in the case of outstanding Restricted Stock granted under the Plan.

The adjustments described above will be made only to the extent consistent with continued qualification of the Option under Section 409A of the Code.

9. Purchase for Investment/Conditions.

Unless the Options and shares covered by the Plan have been registered under the Securities Act, or the Company has determined that such registration is unnecessary, each person exercising or receiving Options or Restricted Stock under the Plan may be required by the Company to give a representation in writing that he is acquiring the securities for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Committee may impose any additional or further restrictions on awards of Options or Restricted Stock as shall be determined by the Committee at the time of award.

10. Taxes.

(a) The Company may make such provisions as it may deem appropriate, consistent with applicable law, in connection with any Options or Restricted Stock granted under the Plan with respect to the withholding of any taxes (including income or employment taxes) or any other tax matters.

(b) If any Grantee, in connection with the acquisition of Restricted Stock, makes the election permitted under Section 83(b) of the Code (that is, an election to include in gross income in the year of transfer the amounts specified in Section 83(b)), such Grantee shall notify the Company of the election with the Internal Revenue Service pursuant to regulations issued under the authority of Code Section 83(b).

11. Effective Date of Plan.

The Plan shall be effective upon the date of its approval by the Company’s stockholders, and further, that in the event certain Option grants hereunder are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, the requirements as to stockholder approval set forth in Section 162(m) of the Code are satisfied.

12. Amendment and Termination.

The Board may amend, suspend, or terminate the Plan, except that no amendment shall be made that would impair the rights of any Participant under any Option or Restricted Stock theretofore granted without the Participant’s consent, and except that no amendment shall be made which, without the approval of the stockholders of the Company would:

(a) materially increase the number of shares that may be issued under the Plan, except as is provided in Section 8;

(b) materially increase the benefits accruing to the Participants under the Plan;

(c) materially modify the requirements as to eligibility for participation in the Plan;

(d) decrease the exercise price of an Option to less than 100% of the Fair Market Value per share of Stock on the date of grant thereof; or

(e) extend the term of any Option beyond that provided for in Section 5(b).

The Committee may at any time or times amend the Plan or any outstanding award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of awards, provided that (except to the extent expressly required or permitted by the Plan) no such amendment will, without the approval of the stockholders of the Company, effectuate a change for which stockholder approval is required under the listing requirements of the NASDAQ Stock Market.

It is the intention of the Board that the Plan comply strictly with the provisions of Section 409A of the Code and Treasury Regulations and other Internal Revenue Service guidance promulgated thereunder (the “Section 409A Rules”) and the Committee shall exercise its discretion in granting awards hereunder (and the terms of such awards), accordingly. The Plan and any grant of an award hereunder may be amended from time to time (without, in the case of an award, the consent of the Participant) as may be necessary or appropriate to comply with the Section 409A Rules.

13. Government Regulations.

The Plan, and the grant and exercise of Options or Restricted Stock hereunder, and the obligation of the Company to sell and deliver shares under such Options and Restricted Stock shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies, national securities exchanges and interdealer quotation systems as may be required.

14. General Provisions.

(a) Certificates. All certificates for shares of Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, or other securities commission having jurisdiction, any applicable Federal or state securities law, any stock exchange or interdealer quotation system upon which the Stock is then listed or traded and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

(b) Limitation of Liability. No member of the Committee, or any officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

(c) Registration of Stock. Notwithstanding any other provision in the Plan, no Option may be exercised unless and until the Stock to be issued upon the exercise thereof has been registered under the Securities Act and applicable state securities laws, or are, in the opinion of counsel to the Company, exempt from such registration in the United States. The Company shall not be under any obligation to register under applicable federal or state securities laws any Stock to be issued upon the exercise of an Option granted hereunder in order to permit the exercise of an Option and the issuance and sale of the Stock subject to such Option, although the Company may in its sole discretion register such Stock at such time as the Company shall determine. If the Company chooses to comply with such an exemption from registration, the Stock issued under the Plan may, at the direction of the Committee, bear an appropriate restrictive legend restricting the transfer or pledge of the Stock represented thereby, and the Committee may also give appropriate stop transfer instructions with respect to such Stock to the Company’s transfer agent.

15. Non-Uniform Determinations.

The Committee’s determinations under the Plan, including, without limitation, (i) the determination of the Participants to receive awards, (ii) the form, amount and timing of such awards, (iii) the terms and provisions of such awards and (ii) the agreements evidencing the same, need not be uniform and may be made by it selectively among Participants who receive, or who are eligible to receive, awards under the Plan, whether or not such Participants are similarly situated.

16. Governing Law.

The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the internal laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

APPENDIX E: ZVUE CORPORATION

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ZVUE CORPORATION

Under Section 242 of the Delaware General Corporation Law

ZVUE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the “Amendment”), and declaring that such Amendment is advisable and that such Amendment should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that Article FOURTH of the Certificate of Incorporation of the Corporation be amended to add the following Paragraph D thereto:

D. Reverse Stock Split. Each [Minimum Number] of the issued and outstanding shares of Common Stock as of the time this amendment becomes effective (the ‘‘Split Effective Time’’), shall be combined and converted (the “Reverse Split”) automatically, without further action, into one (1) fully paid and non-assessable share of Common Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Corporation shall either: (a) pay cash equal to such fraction multiplied by the fair market value of one share (equal to the average of the closing prices for a share of Common Stock for the last ten (10) trading days immediately prior to the Split Effective Time); or (b) round such fraction up to the next whole integer. Each holder of record of a certificate which immediately prior to the Split Effective Time represents outstanding shares of Common Stock (an ‘‘Old Certificate’’) shall be entitled to receive upon surrender of such Old Certificate to the Corporation’s transfer agent for cancellation, a certificate (a ‘‘New Certificate’) representing the number of whole shares of Common Stock into and for which the shares formerly represented by such Old Certificate so surrendered are exchangeable. From and after the Split Effective Time, Old Certificates shall represent only the right to receive New Certificates and, to the extent the Corporation so elects, cash pursuant to the provisions hereof. The amount of capital represented by the new shares in the aggregate at the Split Effective Time shall be adjusted by the transfer of One Hundredth of One Cent ($0.0001) from the capital account of the Common Stock to the additional paid in capital account for each share of Common Stock fewer outstanding immediately following the Reverse Split than immediately prior to the Reverse Split, such transfer to be made at the Split Effective Time.

E-1

SECOND: Thereafter, pursuant to resolutions of the Corporation’s Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval at a Meeting of Stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the Amendment at the Meeting of Stockholders.

THIRD: Said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by __________, its ______________, as of this __ day of ___________, ____.

ZVUE CORPORATION

By:
Name:
Title:

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APPENDIX F: ZVUE CORPORATION

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

ZVUE CORPORATION

Under Section 242 of the Delaware General Corporation Law

ZVUE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”)

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the “Amendment”), and declaring that such Amendment is advisable and that such Amendment should be submitted to the stockholders of the Corporation for approval. The resolution setting forth the proposed Amendment is as follows:

RESOLVED, that Paragraph A of Article FOURTH of the Certificate of Incorporation of the Corporation be amended in its entirety to read as follows:

A. Classes and Numbers of Shares. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. Two Hundred Million (200,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock"); and

2. One Million (1,000,000) shares of Preferred Stock, par value $0.0001 per share (the "Preferred Stock"); and

SECOND: Thereafter, pursuant to resolutions of the Corporation’s Board of Directors, the Amendment was submitted to the stockholders of the Corporation for approval at a Meeting of Stockholders, and such meeting was called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware. The necessary number of shares as required by statute were voted in favor of the Amendment at the Meeting of Stockholders.

THIRD: Said Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

F-1

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be signed by __________, its ______________, as of this __ day of ___________, ____.

ZVUE CORPORATION

By:
Name:
Title:

F-2